UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

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AMBAC FINANCIAL GROUP, INC.

NOTICE OF

2010 ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

dated April 30, 2010

Meeting Date:

Monday, June 14, 2010

at 1:00 P.M. (local time)

Meeting Place:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

April 30, 2010

Dear Stockholders:

It is our pleasure to invite you to Ambac’s 2010 Annual Meeting of Stockholders.

We will hold the meeting on Monday, June 14, 2010, at 1:00 p.m. at our executive offices in New York City. At the stockholders meeting, we will cover the business items, review the major developments of 2009 and answer your questions.

This booklet includes the Notice of the 2010 Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting.

Your vote is important. Most stockholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Michael A. Callen	David W. Wallis
Executive Chairman	President and Chief Executive Officer

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2010

Dear Stockholders:

We will hold the 2010 Annual Meeting of Stockholders on Monday, June 14, 2010 at 1:00 p.m. (New York Time) at our executive offices at One State Street Plaza in New York City. At the Annual Meeting, we will ask you to:

•	Elect eight directors;

•	Approve an Amendment to Ambac’s Charter to Effect a Reverse Stock Split;

•	Approve the Tax Benefit Preservation Plan;

•	Ratify the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2010; and

•	Consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on April 20, 2010.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is April 30, 2010, and the attached proxy statement, together with the 2009 Annual Report, will be made available to our stockholders on that same date. At that time, we also will begin mailing to stockholders who requested them. For further information about Ambac, please visit our website at www.ambac.com.

By Order of the Board of Directors,

Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel

PROXY STATEMENT FOR THE AMBAC FINANCIAL GROUP, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did I Receive these Proxy Materials?

We are providing these proxy materials because Ambac’s Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	The election of eight directors;

•	The approval of an amendment to Ambac’s Charter to effect a reverse stock split;

•	The approval of the Tax Benefit Preservation Plan; and

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2010.

What are Ambac’s Board’s Voting Recommendations?

Ambac’s Board recommends that you vote your shares:

•	“FOR” each of the nominees of the Board;

•	“FOR” the approval of an amendment to Ambac’s Charter to effect a reverse stock split;

•	“FOR” the approval of the Tax Benefit Preservation Plan; and

•	“FOR” the ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2010.

Why Did I Receive in the Mail a Notice of Internet Availability of Proxy Materials?

In accordance with the Notice and Access rules, we are providing access to our proxy materials over the Internet. Accordingly, on or about April 30, 2010, we mailed to our record and other beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you have received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. You may request to receive a printed copy of our proxy materials for the 2010 Annual Meeting. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who Is Entitled to Vote?

April 20, 2010 is the record date for the Annual Meeting. If you owned Ambac common stock at the close of business on April 20, 2010, you are entitled to vote. On that date, there were 288,380,178 shares of Ambac common stock outstanding and entitled to vote at the Annual Meeting. Ambac common stock is our only class of voting stock. We will begin making this Proxy Statement available on our website, www.ambac.com, on April 30, 2010 to all stockholders entitled to vote. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

How Many Votes Do I Have?

You have one vote for each share of Ambac common stock that you owned at the close of business on April 20, 2010. The proxy card indicates the number.

What Is the Difference Between Holding Shares as a Stockholder of Record and Holding Shares in “Street Name”?

Most stockholders of Ambac hold their shares in “street name” through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those held in street name.

Stockholder of Record

If your shares are registered directly in your name with Ambac’s transfer agent, The Bank of New York Mellon, you are considered the stockholder of record of those shares and Ambac is providing you these proxy materials directly. As the stockholder of record, you have the right to grant your voting proxy directly to Ambac or to vote in person at the Annual Meeting. If you wish to vote by mail, you must request paper copies of the proxy materials, which will include a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

Holders in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting?”. If you wish to vote by mail, you must request paper copies of the proxy materials, which will include a voting instruction card for you to use in directing your broker or nominee how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” Proposal 1 (Elect Eight Directors);

•	“FOR” Proposal 2 (Approve an Amendment to Ambac’s Charter to Effect a Reverse Stock Split);

•	“FOR” Proposal 3 (Approve the Tax Benefit Preservation Plan); and

•	“FOR” Proposal 4 (Ratify the Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2010).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a stockholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you hold your shares in “street name,” you should refer to the instructions provided by your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by telephone or via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you send in your proxy card, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to Ambac’s Corporate Secretary at the address indicated on page 74 under “Information about Stockholder Proposals”; or

•	Attend the Annual Meeting and vote in person.

How Do I Vote in Person at the Annual Meeting?

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Ambac recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

You may vote shares beneficially owned and held in “street name” only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on April 20, 2010.

How Do Employees in the Ambac Stock Fund Vote?

If you are an employee who participates in our Savings Incentive Plan (“SIP”), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. Your proxy card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of April 20, 2010. You must complete and execute the proxy card with your voting instructions by 11:59 p.m. on Wednesday, June 9, 2010.

•	If you complete, sign and return the voting instruction card on time, the SIP trustee will vote the shares as you have directed.

•	If you do not complete, sign and return the voting instruction card on time, the SIP trustee will not vote the shares credited to your account.

What Votes Need to be Present to Hold the Annual Meeting?

We need a majority of the shares of Ambac common stock outstanding on April 20, 2010 to be present, in person or by proxy, to hold the Annual Meeting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Eight Directors	The eight nominees for director who receive the most votes will be elected. If you do not vote for a nominee or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Approve an Amendment to Ambac’s Charter to Effect a Reverse Stock Split	The affirmative vote of a majority of the issued and outstanding shares of Ambac common stock entitled to vote at the Annual Meeting is required to approve the proposed amendment to the Charter to effect the reverse stock split. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 3: Approve the Tax Benefit Preservation Plan	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the proposed Tax Benefit Preservation Plan. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 4: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors for 2010. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are Votes Counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What Is the Effect of Broker Non-Votes?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, if your broker holds your shares in its “street name,” the broker may vote your shares on routine matters, such as Proposal 2 (Approve an Amendment to Ambac’s Charter to Effect a Reverse Stock Split) and Proposal 4 (Ratify Selection of Independent Auditors), even if it does not receive specific instructions from you, but not for non-routine proposals, such as Proposal 1 (Elect Eight Directors) or Proposal 3 (Approve the Tax Benefit Preservation Plan).

Please note that, in the past the election of directors (Proposal 1) was deemed a routine matter, and accordingly, if you held your shares in the broker’s “street name” and did not provide your broker with voting instructions, the brokerage firm was allowed to vote your shares on your behalf in the election of directors as it felt appropriate. Due to recent changes in regulation, the brokerage firm is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in the name of the brokerage firm and do not instruct the broker to vote in the election of directors, no votes will be cast on your behalf. For this reason, it is critical that you cast your vote if you want it to count in the election of directors.

Is Voting Confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are sending only one Annual Report and Proxy Statement to stockholders who do not participate in electronic delivery of proxy materials and who have the same address and last name unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This “householding” practice reduces our printing and postage costs. Stockholders who do not participate in electronic delivery of proxy materials may request a separate copy of the Annual Report and Proxy Statement as follows:

•

Stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of the Annual Report and Proxy Statement, should contact our transfer agent, The Bank of New York Mellon Shareowner Services, at (800) 524-4458, TDD for hearing impaired: 800-231-5469; for Foreign Stockholders: 201-680-6578; and TDD for Foreign Stockholders: 201-680-6610 or stockholders of record may otherwise write to The Bank of New York Mellon Shareowner Services at P.O. Box 358015, Pittsburgh, PA 15252-8015. The website address is www.bnymellon.com/shareowner/isd.

•	Stockholders whose shares are held in “street name” can request information about householding from their banks, brokers or other holders of record.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Ambac will pay all the costs of soliciting these proxies. Although we are providing these proxy materials over the Internet and, in some cases, by mail, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. The Bank of New York Mellon Corporation is assisting us with the solicitation of proxies for a fee of $7,000 plus out-of-pocket expenses.

Where Can I Find the Voting Results?

We will publish the voting results in a Form 8-K four business days after the Annual Meeting of Stockholders. You can find the Form 8-K on Ambac’s website at www.ambac.com.

Do Directors Attend the Annual Meeting?

Ambac encourages directors to attend Ambac’s Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting.

Can a Stockholder Communicate Directly with our Board? If so, How?

Stockholders and other interested parties may communicate with Ambac’s Presiding Director, Henry Wallace, by sending him an e-mail at presidingdirector@ambac.com or by writing Mr. Wallace c/o Ambac Financial Group, Inc., Attn: Corporate Secretary, One State Street Plaza, New York, New York 10004. You also may communicate with other members of our Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 or by sending an e-mail to Ambac’s Corporate Secretary at akelly@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.

Communications are distributed to the Presiding Director, the Board or to any individual director or directors as appropriate, depending on facts and circumstances outlined in the communication. In that regard, the Presiding Director and Ambac’s Board of Directors have requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is indirectly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to the Presiding Director and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or voting, please contact Anne Gill Kelly, Corporate Secretary, at (212) 208-3355 or at akelly@ambac.com.

If you have any questions about your ownership of Ambac common stock, please contact Peter Poillon, Managing Director, Investor Relations, at (212) 208-3222 or at ppoillon@ambac.com.

INFORMATION ABOUT AMBAC COMMON STOCK OWNERSHIP

Which Stockholders own at least 5% of Ambac?

The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 2009. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class (%)

Citigroup Inc.(1)	18,007,831	6.20
399 Park Avenue New York, New York 10043

The Vanguard Group Inc.(2)	15,719,263	5.46
100 Vanguard Boulevard Malvern, Pennsylvania 19355

BlackRock, Inc.(3)	14,714,724	5.12
40 East 52nd Street New York, New York 10022

(1)    This information is based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2010 by Citigroup Inc., which reported voting power and dispositive power as of December 31, 2009 as follows: Sole Voting Power – None, Shared Voting Power – 18,008,816, Sole Dispositive Power – None, and Shared Dispositive Power – 18,008,816. Figures assume conversion exercise of certain securities held and includes shares held by the following: Citigroup Global Markets Inc. with Sole Voting Power – None, Shared Voting Power – 17,853,8222, Sole Dispositive Power – None, and Shared Dispositive Power – 17,853,822; and Citigroup Financial Products Inc, with Sole Voting Power – None, Shared Voting Power – 18,007,831, Sole Dispositive Power – None, and Shared Dispositive Power – 18,007,831; Citigroup Global Markets Holdings Inc., with Sole Voting Power – None, Shared Voting Power – 18,007,831, Sole Dispositive Power – None, and Shared Dispositive Power – 18,007,831.

(2)    This information is based on a Schedule 13G filed with the SEC on February 5, 2010, which reported voting power and dispositive power as of December 31, 2009 as follows: Sole Voting Power – 451,990, Shared Voting Power – None, Sole Dispositive Power – 15,267,273 and Shared Dispositive Power – 451,990.

(3)    This information is based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., which reported voting power and dispositive power as of December 31, 2009 as follows: Sole Voting Power – 14,714,724 Shared Voting Power – None, Sole Dispositive Power –14,714,724, and Shared Dispositive Power – None.

How Much Stock is Owned By Directors and Executive Officers?

The following table shows the Ambac common stock owned directly or indirectly by Ambac’s directors, director nominees and executive officers as of April 1, 2010. No director, director nominee or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors, director nominees and executive officers as a group beneficially own less than 1% of the shares of Ambac common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (3)(4)(5)(6)	Percent of Class	Unvested RSUs(7)	PSUs(8)	Total Holdings (including RSUs and PSUs)
Non-Employee Directors and Director Nominees
Jill M. Considine	61,395	—	0	128,324	189,719
Paul R. DeRosa	78,488	—	0	352,290	430,778
Philip N. Duff	34,236	—	2,295	72,464	108,995
Thomas C. Theobald	76,750	—	0	78,494	155,244
Laura S. Unger	45,982	—	70,530	90,179	206,691
Henry D.G. Wallace	53,313	—	0	263,370	316,683

Named Executive Officers
Michael A. Callen	110,217	—	2,295	13,968	126,480
David W. Wallis	89,037	—	390,169	0	479,206
Sean T. Leonard(1)	60,537	—	0	0	60,537
Gregory G. Raab	0	—	0	0	0
Kevin J. Doyle	110,767	—	36,649	0	147,416
Douglas C. Renfield-Miller(2)	320,055	—	0	0	320,055

All executive officers and directors as a group (16 persons)(9)	973,934	—	575,464	1,074,089	2,623,487

(1)	On November 24, 2009, Mr. Leonard resigned as Senior Vice President and Chief Financial Officer of Ambac and Ambac Assurance. He no longer has any affiliation with Ambac or Ambac Assurance.

(2)	On December 31, 2009, Mr. Renfield-Miller retired from Ambac and Ambac Assurance as Executive Vice President. He no longer has any affiliation with Ambac or Ambac Assurance.

(3)	The number of shares shown for Mr. Theobald includes 3,000 shares for which Mr. Theobald acts as trustee for each of two children. There are 1,500 shares in a separate trust for each child. Mr. Theobald disclaims beneficial ownership of these 3,000 shares.

(4)	The number of shares shown for each director and named executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of April 1, 2010 or that will become exercisable within 60 days after April 1, 2010. These shares are shown in the following table:

Non-Employee Directors	Number Of Shares	Executive Officers	Number Of Shares
Ms. Considine	3,750	Mr. Callen	3,750
Mr. DeRosa	0	Mr. Wallis	49,500
Mr. Duff	0	Mr. Leonard	28,141
Mr. Theobald	0	Mr. Doyle	76,367
Ms. Unger	5,938	Mr. Renfield-Miller	193,700
Mr. Wallace	0

The number of shares shown for Ms. Considine and Mr. Theobald also includes 3,198 restricted stock units (“RSUs”) which were granted at the 2005 Annual Meeting of Stockholders and will vest on May 3, 2010.

(5)	The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of April 1, 2010 by the executive officer in our SIP. Our information on these shares is based on reports from the SIP Trustee.

(6)	The number of shares shown for (i) Messrs. Callen, Doyle and Renfield-Miller includes vested restricted stock units (“RSUs”) awarded under our equity plans and (ii) Messrs. Theobald and Wallace, Ms. Considine and Ms. Unger include RSUs awarded under the Directors Plan. These RSUs are shown in the following table:

Executive Officers	Number of Vested RSUs
Mr. Callen	9,889
Mr. Wallis	0
Mr. Leonard	0
Mr. Doyle	0
Mr. Renfield-Miller	89,724

Directors	Number of Vested RSUs
Ms. Considine	5,596
Mr. DeRosa	27,988
Mr. Duff	0
Mr. Theobald	34,242
Ms. Unger	5,533
Mr. Wallace	1,425

(7)	This column shows the following grants of RSUs under the Directors Plan: 2,295 RSUs to Messrs. Callen and Duff at the 2007 Annual Meeting and accrued dividends; and 70,530 RSUs granted to Ms. Unger at the 2008 Annual Meeting and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 19 under “How We Compensate Directors.”

In connection with his appointment to the Board of Directors in July 2009, Mr. DeRosa received 27,988 RSUs. These will vest on July 7, 2010. At that time, he will receive one share of Ambac common stock in settlement of each RSU.

This column also includes RSUs that were awarded to Mr. Doyle as part of his long-term compensation award granted in January 2008 and accrued dividends. This column also includes RSUs that were awarded to Mr. Wallis as part of his 2007 bonus pursuant to the Ambac Deferred Compensation SubPlan of the 1997 Equity Plan (the “SubPlan”) and accrued dividends, and his long-term compensation award granted in January 2008 and accrued dividends. See page 47 for more detailed descriptions of these awards made pursuant to the SubPlan.

(8)	Under Ambac’s Deferred Compensation Plan for Outside Directors, directors may defer a portion of his or her cash compensation. If a director has elected to defer cash compensation into Phantom Stock Units (“PSUs”), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see pages 19 and 20.

In addition, this column shows 72,464 PSUs (and accrued dividends), which were granted to each of the directors under the Directors Plan at the 2010 Annual Meeting in lieu of their annual restricted stock awards. These PSUs will generally vest on the date of the Annual Meeting held in the first calendar year following the date of grant. For more information on these PSUs, see below on pages 18 and 19 under “How We Compensate Directors.”

This column also includes 152,174 PSUs (and accrued dividends) for each of Messrs. DeRosa and Wallace, who received a five year award under the Directors Plan. These PSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. For more information on these PSUs, see below on page 19 under “How We Compensate Directors.”

(9)	We have included only Ambac’s current non-employee directors and executive officers who are as follows:

Directors: Messrs. DeRosa, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger; and

Executive Officers: Messrs. Callen, Wallis, Bienstock, Doyle, Eisman, Raab, Smith, Stevens and Trick and Ms. Adams. Please see pages 26 to 28 for a list of Ambac’s executive officers and their responsibilities.

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2009?

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers, and greater-than-10% stockholders—file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. Our insiders must also provide us with copies of the reports.

We reviewed copies of all reports furnished to us and obtained written representations from our insiders that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 2009.

INFORMATION ABOUT DIRECTORS

The Board of Directors

The Board oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Executive Chairman, the Chief Executive Officer, other key executives and our principal external advisors (legal counsel, outside auditors, investment bankers and other consultants) by reading the reports and other materials that they request or that we send them regularly and by participating in Board and committee meetings.

The Board usually meets 5 times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met 19 times during 2009 and its committees met a total of 15 times. The Board and the committee meetings reflect 14 special meetings held during the year. All directors attended at least 75% of the Board meetings and the meetings of the committees of which they were members.

Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a financial guarantee insurance company. The Ambac Assurance Board met 10 times during 2009, which included 6 special meetings.

Director Independence

Ambac’s Corporate Governance Guidelines express the Board’s belief that a substantial majority of Ambac’s directors should qualify as “independent” directors under the guidelines of the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with its Policy Regarding Determination of Independence (“Director Independence Policy”), which includes all elements of independence as set forth in the NYSE listing standards. The Director Independence Policy is attached to this proxy statement as Appendix A and is also appended to Ambac’s Corporate Governance Guidelines available at www.ambac.com. Under the Director Independence Policy, a director is not independent if he or she has a direct or indirect material relationship with Ambac. The Governance Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Governance Committee considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance Committee may determine from time to time.

Following such annual review, the Governance Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the Director Independence Policy are considered independent directors.

Based on the review and recommendation of the Governance Committee, the Board has determined that the following directors are independent within the meaning of Ambac’s Director Independence Policy: Jill M. Considine, Paul R. DeRosa, Philip N. Duff, Thomas C. Theobald, Laura S. Unger and Henry D.G. Wallace. The Board also determined that each of Michael A. Callen and David W. Wallis has a material relationship with Ambac, because, in the case of Mr. Callen, he serves as Ambac’s Executive Chairman and, in the case of Mr. Wallis, he serves as Ambac’s President and Chief Executive Officer. Accordingly, Messrs. Callen and Wallis are deemed by the Board not to be independent under Ambac’s Director Independence Policy.

The Committees of the Board

The Board has three standing committees: the Audit and Risk Assessment Committee, the Governance Committee and the Compensation Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries. All of the directors who serve as members of these committees are independent in accordance with the rules of the NYSE and Ambac’s Director Independence Policy.

The Audit and Risk Assessment Committee	The Audit and Risk Assessment Committee (i) selects the independent auditors; (ii) approves the scope of the annual audit by the independent auditors and our internal auditors; (iii) reviews audit findings and accounting policies; (iv) pre-approves all audit, audit-related and other services, if any, to be provided by the independent auditors; (v) assesses the adequacy of internal controls and risk management; (vi) reviews and approves Ambac’s financial disclosures; and (vii) oversees compliance with Ambac’s Code of Business Conduct.

Additionally, the Audit and Risk Assessment Committee reviews and monitors the adequacy of Ambac’s portfolio risk management, which includes reviewing (i) its adversely classified credits, (ii) the sufficiency of its loss reserves and (iii) its economic risk capital. The Audit and Risk Assessment Committee also reviews compliance with risk management and underwriting policies related to Ambac’s insured book of business, derivatives business and investment portfolios. The Chief Risk Officer reports to the Board of Directors on a “dotted line” basis and will inform and update the Audit and Risk Assessment Committee with respect to risk-related topics. The Chief Risk Officer is empowered to veto any transaction that has been approved by a credit committee. However, the CEO may override the Chief Risk Officer’s veto, upon notice to the Chairman of the Audit and Risk Assessment Committee.

The Audit and Risk Assessment Committee also meets outside the presence of Ambac management, with both the independent auditors and the internal auditors. The Audit and Risk Assessment Committee’s Report for 2009 is printed below at pages 24 and 25.

Four out of six of the members of the Audit and Risk Assessment Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see the “Audit and Risk Assessment Committee Report” on pages 24 and 25.

The Board has adopted a written charter for the Audit and Risk Assessment Committee. A copy of the Audit and Risk Assessment Committee charter is available at our website: http://www.ambac.com. A copy of the Audit and Risk Assessment Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or akelly@ambac.com.

The Audit and Risk Assessment Committee met 8 times during 2009.

Messrs. DeRosa, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger currently serve as members of the Audit and Risk Assessment Committee. Mr. Duff serves as Chair of the Audit and Risk Assessment Committee.

The Governance Committee	The Governance Committee is responsible for monitoring Ambac’s corporate governance policies and procedures and identifying, evaluating and recommending qualified candidates to the Board for election as directors. Through its monitoring of Ambac’s corporate governance policies and procedures, it is responsible for making recommendations concerning the size, structure and composition of the Board and committees, fees for the Board and criteria for retention of directors.

The Governance Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described on page 74 under “Information About Stockholder Proposals.”

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to the qualities of intellect, integrity and judgment, diversity, a strong understanding of finance and senior management experience.

The Governance Committee evaluates all nominees for director based on these criteria, including nominees recommended by stockholders. Under the Governance Committee’s charter, the Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates and to approve the fees and other retention terms for such firm.

The Board has adopted a written charter for the Governance Committee. A copy of the Governance Committee charter is available at our website: http://www.ambac.com. A copy of the Governance Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Governance Committee met 4 times during 2009.

Messrs. DeRosa Duff, Theobald and Wallace and Ms. Considine and Ms. Unger currently serve as members of the Governance Committee. Ms. Unger serves as Chair of the Governance Committee.

The Compensation Committee

The Compensation Committee oversees Ambac’s compensation and employee benefit plans and practices. As outlined in its charter, the Compensation Committee, among other things, (i) adopts and annually reviews the overall compensation philosophy and policy of Ambac; (ii) adopts and annually reviews a comprehensive statement of executive compensation philosophy, strategy and principles; (iii) selects the peer group of companies that is used in determining competitive compensation packages; (iv) evaluates the performance of our executive officers, including the Chief Executive Officer, and determines and approves the compensation of each of them; (v) reviews and evaluates succession planning for key senior management positions; (vi) reviews the performance standards for executive officers to be used in succession planning and in our compensation programs; (vii) evaluates existing and proposed employee benefit plans, including any employment, severance and perquisites arrangements for executive officers, and approves all substantive plan changes; (viii) reviews and approves our incentive bonus pool for the year; (ix) reviews our stock ownership guidelines; (x) considers whether any risks arise from Ambac’s compensation policies and practices; and (xi) reviews annually the Compensation Discussion and Analysis and publishes the annual Compensation Committee Report. In addition, our Compensation Committee administers our Equity Plan (and has the sole authority for awards made under the Equity Plan) as well as the Ambac 1997 Executive Incentive Plan (the “EIP”), the Ambac Deferred Compensation Plan for Outside Directors and the Ambac Deferred Compensation SubPlan of the 1997 Equity Plan (the “SubPlan”).

The Compensation Committee also provides oversight in the development, implementation and effectiveness of Ambac’s Human Resources function, including but not limited to those policies and strategies regarding retention, career development and progression, diversity and other employment practices.

The Compensation Committee has engaged Alan Johnson, a Managing Director of Johnson Associates, an outside human resources consulting firm, as its compensation consultant. The Compensation Committee asks Mr. Johnson, among other things, to provide peer company compensation data and conduct an annual review of its total compensation program for its executive officers. For a fuller description of the role of the Compensation Committee’s compensation consultant, please refer to “Role of Compensation Consultant” in the Compensation Discussion and Analysis section of this Proxy Statement.

Management also provides information and proposals for the Compensation Committee’s consideration. While the CEO, the Senior Managing Director of Human Resources and the Director of Human Resources attend Compensation Committee meetings regularly by invitation, the Compensation Committee is the final decision maker for the compensation of our named executive officers and other executive officers. The Compensation Committee also considers certain matters in executive sessions. The Compensation Committee’s Chairman reports to the Board on actions taken at each meeting. The Compensation Committee has authority to retain, approve fees for and terminate independent advisors to assist in fulfilling its responsibilities.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available at our website: http://www.ambac.com. A copy of the Compensation Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate

Secretary, at 212-208-3355 or at akelly@ambac.com. The Compensation Committee met 3 times during 2009.

Messrs. DeRosa, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger currently serve as members of the Compensation Committee. Mr. Theobald serves as Chair of the Compensation Committee.

How We Compensate Directors

Director Compensation Table	Name(a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)(2)	All Other Compensation ($)(g)(4)	Total ($)(h)
	Jill M. Considine(3)	147,756	100,000	26,358	274,114
	Paul R. DeRosa	119,000	310,000	0	429,000
	Philip N. Duff	127,132	100,000	18,918	246,050
	Thomas C. Theobald	132,000	100,000	20,000	252,000
	Laura S. Unger(3)	128,000	100,000	27,042	255,042
	Henry D.G. Wallace	176,113	310,000	20,509	525,372

(1)	This amount includes any fees deferred by our directors into phantom stock units pursuant to Ambac’s Director Deferred Compensation Plan.

This column reflects an annual retainer fee of $50,000 for each of our directors. In addition, Ambac pays a fee of $1,000 for attendance at each committee or shareholders meeting and $2,000 for attendance at each Ambac or Ambac Assurance Board meeting. Fees for chairing the committees remained the same. Thus, in addition to the annual retainer fee described above, each director also received the following:

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Jill Considine earned a prorated fee of $25,756 for her role as Presiding Director (term ended on May 5, 2009). Ms. Considine also earned a total fee of $72,000 for her attendance at committee and Board meetings held between January 1, 2009 and December 31, 2009.

•	Paul DeRosa earned $69,000 for his attendance at committee and Board meetings held between January 1, 2009 and December 31, 2009.

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Philip Duff earned a prorated fee of $13,132 for his role as Chairman of the Audit and Risk Assessment Committee (term commenced on May 5, 2009). Mr. Duff also earned $64,000 for his attendance at committee and Board meetings held between January 1, 2009 and December 31, 2009.

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Thomas Theobald earned $10,000 for his role as Chairman of the Compensation Committee. Mr. Theobald also earned $72,000 for his attendance at committee and Board meetings held between January 1, 2009 and December 31, 2009.

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Laura Unger earned $10,000 for her role as Chairman of the Governance Committee. Ms. Unger also received $68,000 for her attendance at committee and Board meetings held between January 1, 2009 and December 31, 2009.

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Henry D. G. Wallace earned a prorated fee of $49,244 for his role as Presiding Director (term commenced on May 5, 2009) and an additional prorated fee of $6,868 for his service as Chairman of the Audit and Risk Assessment Committee (term ended on May 5, 2009). Mr. Wallace also received $70,000 for his attendance at committee and Board meetings held between January 1, 2009 and December 31, 2009.

(2)	This column represents the grant date “fair value” of the annual Director Unit Awards which were awarded in phantom stock units at the May 2009 Annual Meeting of Stockholders. There can be no assurance that the “fair value” amounts will be realized. Column (c) of the Director Compensation Table also includes the “fair value” of Mr. Wallace’s and Mr. De Rosa’s five year Director Unit award, which was awarded in phantom stock units at the May 2009 Annual Meeting of Stockholders. The five-year grants reflected in the Table for Messrs. DeRosa and Wallace have a grant date fair value of $210,000. (See below on page 19 for a more detailed description of these awards.) The grant date fair value was based on the closing price of Ambac’s common stock on the grant date.

The Director Compensation Table also includes each director’s annual Director Unit award, which was awarded in phantom stock units at the 2009 Annual Meeting of Stockholders. The annual grants included in the Table for each director have a grant date fair value of $100,000. (See below on pages 18 and 19 for a more detailed description of these awards.)

Grant date fair value calculations were computed in accordance with relevant accounting guidance related to stock compensation (ASC Topic 718).

At December 31, 2009, the aggregate number of RSUs held by each of our directors was as follows: Ms. Considine—8,794 RSUs; Mr. DeRosa—27,988 RSUs; Mr. Duff—2,295 RSUs; Mr. Theobald—37,440 RSUs; Ms. Unger—76,063 RSUs and Mr. Wallace—1,425 RSUs.

Of the RSUs reported above, the following RSUs were vested but deferred: Ms. Considine—5,596 RSUs; Mr. DeRosa—27,988 RSUs; Mr. Theobald—34,242 RSUs; Ms. Unger—5,533 RSUs and Mr. Wallace—1,425 RSUs.

(3)	We have not awarded stock options to our non-employee directors since May 2003 and formally discontinued our stock option program for directors in 2004. All expenses related to the stock options were recognized for financial accounting purposes before 2009.

At December 31, 2009, the aggregate number of stock options held by each of our directors was as follows: Ms. Considine—3,750 options; and Ms. Unger—5,938 options. All outstanding stock options have vested.

(4)	The amounts shown include the following matching corporate contributions, paid by Ambac in 2009 on behalf of the directors to charitable organizations under the Ambac Matching Gifts Program which allows up to $20,000 to be matched for those charitable gifts made during each calendar year: Ms. Considine: $19,000; Mr. Theobald: $20,000; and Ms. Unger: $6,533. Ambac’s matching gift program has been suspended for 2010.

The amounts shown also include premiums that Ambac has paid in connection with the medical insurance that it provides to the following directors: Ms. Considine: $7,358; Mr. Duff: $18,918; Ms. Unger: $20,509 and Mr. Wallace: $20,509.

April 2008 to March 2010 Annual Cash Fee and Meeting Fees	From April 1, 2008 through March 14, 2010, we compensated directors who are not employees of Ambac or its subsidiaries as follows: (i) an annual cash retainer of $50,000; (ii) $2,000 for each meeting of the Ambac or Ambac Assurance Board that the director attended; and (iii) $1,000 for each meeting of a committee of the Board that the director attended. Effective March 15, 2010, Ambac’s directors’ compensation was modified, including the annual cash retainer fee and meeting fees, as described below.

2010 Annual Cash Fee and Meeting Fees	In light of our current financial situation and the Board’s time commitments during 2008 and 2009, in March 2010, Ambac modified its compensation for directors. The directors decided to discontinue all awards under the Directors Equity Plan, which included a $100,000 annual award of phantom stock units and a $210,000 five year award of phantom stock units under the Directors Plan. In connection with this decision, the Governance Committee asked Johnson Associates, the Board’s outside compensation consultant, to recommend an appropriate and reasonable all cash compensation package for the Board. Johnson Associates recommended, and the Board adopted, the following changes to Ambac’s directors compensation effective as of March 15, 2010: (i) an increase in the annual cash retainer fee from $50,000 per year to $90,000 per year; (ii) an increase from $2,000 to $2,500 for each meeting of the Ambac or Ambac Assurance Board that a director attends; (iii) an increase from $1,000 to $1,500 for each meeting of a committee of the Ambac or Ambac Assurance Board that a director attends; (iv) an increase from $1,000 to $2,500 for any special meeting or annual meeting of stockholders that a director attends; (v) no changes to the annual fees for a chairing a committee or service as the presiding director; and (vi) the discontinuance of all awards under the Directors Equity Plan.

Presiding Director Fee	We pay an additional annual fee of $75,000 to Ambac’s Presiding Director, in consideration of the substantial amount of additional time that the Presiding Director devotes to Ambac matters. For more information regarding the Presiding Director, please see pages 21 and 22 below.

Fee for Chairing a Committee	We pay an additional annual fee of $10,000 to the non-employee director who chairs either the Governance Committee or the Compensation Committee and an annual fee of $20,000 to the non-employee director who chairs the Audit and Risk Assessment Committee.

Annual Award of Restricted Stock Units or Phantom Stock Units

Historically, on the date of the Annual Meeting, Ambac has granted each non-employee director an annual award consisting of a number of RSUs or PSUs, as determined by the Board, (collectively the RSUs and PSUs shall be referred to as the “Director Stock Units”) calculated by dividing (A) $100,000 by (B) the closing price of a share of common stock as reported on the NYSE on that date. The Director Stock Units generally vest on the first anniversary of the date of the grant. The Director Stock Units accumulate dividend equivalents in the form of additional Director Stock Units during the restricted period. Director Stock Units granted in the form of RSUs are settled by the delivery of one share of Ambac common stock for each Director Stock Unit. Director Stock Units granted in the form of PSUs are settled in cash in an amount equal to the market value, as of the relevant payment date, of one share of Ambac common stock for each Director Stock Unit. On March 15, 2010, the Board of Directors determined that all Director Stock Unit awards made under the Directors Equity Plan should be discontinued.

Initial Award of Restricted Stock Units or Phantom Stock Units and Subsequent Awards Every Five Years	Historically, Ambac has granted each non-employee director, on the date of the Annual Meeting at which the director is first elected to the Board, an award of $210,000 of Director Stock Units. The number of Director Stock Units included in this initial award is calculated by dividing (A) $210,000 by (B) the closing price of a share of common stock as reported on the NYSE on the date of the Annual Meeting. Director Stock Units granted in the form of RSUs will be settled by the delivery of one share of Ambac common stock for each Director Stock Unit. Director Stock Units granted in the form of PSUs will be settled in cash.

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These Director Stock Units generally vest on the date of the Annual Meeting held in the fifth year following the date of grant. However, if a director (i) is required to retire due to Ambac’s mandatory retirement policy; (ii) retires at age 62 after five or more years of service on Ambac’s Board; or (iii) ceases to be a member as a result of death or permanent disability or a change in control of Ambac, unvested Director Stock Units will vest and be settled as soon as practicable after termination of the director’s service on the Board. Director Stock Units accumulate dividend equivalents in the form of additional Director Stock Units during the restricted period.

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Historically, if a non-employee director remained on the Board after the first award of Director Stock Units vested, Ambac would grant the director a second award of Director Stock Units, valued at $210,000 subject to similar vesting conditions and restrictions on transfer. Thereafter, awards would be made at every fifth Annual Meeting held during the director’s continued service on the Board. On March 15, 2010, the Board determined that all awards of director stock units should be discontinued.

Expenses and Benefits	Ambac reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We provide non-employee directors with life and health insurance benefits, if they so elect. We also allow them to participate in our Matching Gift Program, under which Ambac will match gifts by non-employee directors to qualified organizations up to $20,000 per year. Ambac’s Matching Gift Program was discontinued on November 1, 2009.

The Deferred Compensation Plan	Under the Ambac Deferred Compensation Plan for Outside Directors, non-employee directors may elect to defer all or part of their director compensation that is paid in cash.

•	At the director’s election, we credit deferrals to a bookkeeping account that we maintain on the director’s behalf either as a cash credit (which we credit with interest quarterly at a 90-day commercial paper composite rate published by the Federal Reserve Bank), or as PSUs based on the market value of Ambac’s common stock (which we credit with quarterly dividend equivalents in additional PSUs) or as performance units measured by the performance of those mutual funds the director selects out of a limited group of funds.

•	We do not fund the Ambac Deferred Compensation Plan for Outside Directors. We settle accounts only in cash.

Directors who are Ambac Employees	We do not compensate our employees or employees of our subsidiaries for service as a director, other than reimbursement for travel and related expenses.

Director Stock Ownership Guidelines	In May 2004, Ambac’s Governance Committee established stock ownership requirements for its directors. Under these guidelines, Ambac requires each director to own, within five years of first being elected, shares of Ambac common stock having a value equal to at least eight times the director’s annual cash retainer. The Committee has currently suspended application of this requirement in view of the significant decline in stock price over the past couple of years.

CORPORATE GOVERNANCE

In General	Our Board of Directors has maintained corporate governance policies for many years. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted charters for our Audit and Risk Assessment Committee, Governance Committee and Compensation Committee, consistent with the applicable rules and standards. Copies of the Corporate Governance Guidelines and the charters of the foregoing committees are available at our website: http://www.ambac.com. A copy of the Corporate Governance Guidelines is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

Presiding Independent Director	On an annual basis, the non-employee directors will select a non-employee member of the Board to serve as the Presiding Director. The Presiding Director shall be independent as defined under the listing standards of the NYSE. Jill Considine served as the Presiding Director until May 2009. Due to other commitments, Ms. Considine requested that the Board not reappoint her as Presiding Director. On May 5, 2009, the Board appointed Henry D.G. Wallace as its new Presiding Director.

The Presiding Director has the following duties:

•	Chair all meetings of the Board at which the Chairman is not present;

•	Meet with the Executive Chairman and the CEO for a preliminary review of financial results and to establish and approve agenda items for the next regular meeting;

•	Coordinate and develop the executive session agenda and chair all executive sessions of non-employee and independent directors;

•	Consult with the Executive Chairman and the CEO regarding information to be provided to the directors, providing feedback on its quality, quantity and timeliness;

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Act as the principal liaison between the independent directors, the Executive Chairman and the CEO on sensitive issues and provide comments, suggestions, feedback and other information to the Executive Chairman and the CEO after executive sessions;

•	Confer with the Executive Chairman and the CEO on issues of heightened importance that may involve action by the Board;

•	Communicate to the Executive Chairman the results of the Compensation Committee’s annual performance evaluation of the Executive Chairman;

•	Communicate to the Executive Chairman and the CEO the results of the Compensation Committee’s annual performance evaluation of the CEO;

•	Retain, at the Board’s direction, outside advisors and consultants who directly report to the Board;

•	Work with the Governance Committee, the Executive Chairman and the CEO to identify the Board’s compositional needs and criteria for director candidates;

•	Be available, as appropriate, for direct communication with major stockholders;

•	In the event of the incapacity of the CEO and the Executive Chairman, direct the Secretary of the Company to take all necessary and appropriate action to call a special meeting of the Board; and

•	Perform such other duties as may reasonably be requested by the Board in furtherance of the Board’s duties and responsibilities.

Non-Employee Director Meetings	Pursuant to Ambac’s Corporate Governance Guidelines, non-employee directors will meet regularly following the Board meetings to discuss, without the presence of management, those items presented at the previous Board and committee meetings. In addition, if any non-employee directors are not independent, then the independent directors shall schedule an independent director session at least once per year. The Presiding Director leads the non-employee board sessions and independent director sessions. The non-employee directors held five meetings in 2009, all of which consisted solely of the independent non-employee directors.

Ambac’s non-employee directors also hold executive sessions without management during Committee meetings to address various matters, including the report of the independent auditor, the review of the CEO and the Executive Chairman succession plans, the criteria upon which the performance of the Executive Chairman, the CEO and other senior managers are assessed, the performance of the Executive Chairman, the CEO against such criteria, the compensation of the Executive Chairman, the CEO, and other relevant matters. These Committee executive sessions are led by the Chair of the Committee for which the executive session is held.

Other Corporate Governance Highlights	•	Our practice has always been to have a substantial majority (75%) of non-employee independent directors.

•	Since becoming a public company in 1991, only non-employee independent directors have served on our Audit and Risk Assessment, Governance and Compensation Committees.

•	All of the members of the Audit and Risk Assessment Committee meet the NYSE standards for financial literacy.

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Four out of six of our members of the Audit and Risk Assessment Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see pages 24 and 25 under “Audit and Risk Assessment Committee Report.”

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Our Corporate Governance Guidelines provide that no director may serve on the board of more than five public companies, including Ambac. The CEO of Ambac may not serve on the board of more than three public companies, including Ambac.

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Our Audit and Risk Assessment Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•	No member of the Audit and Risk Assessment Committee may serve on more than three public companies’ audit committees, including the Audit and Risk Assessment Committee of Ambac.

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Our Compensation Committee has the authority to retain independent consultants, and, in fiscal 2009, engaged Johnson Associates, Inc. to assist it. It also evaluates the performance of the Chief Executive Officer and discusses the evaluation with all non-employee directors in executive session.

•	Our Board policy opposes, and the Equity Plan prohibits, the re-pricing of our outstanding stock options. Further, the Board does not, and has not permitted, backdating of stock options.

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Our Board has adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets (including computer and telecommunications resources), media contact and public discussion, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior. A copy of the Code of Conduct is available at our website: http://www.ambac.com. A copy of the Code of Conduct is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

•	Under our Directors Plan, we award only restricted stock units and phantom stock unit awards to directors. We discontinued awards of stock options for directors in May 2003.

THE AUDIT AND RISK ASSESSMENT COMMITTEE REPORT

The Audit and Risk Assessment Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions and internal controls and risk management. The Audit and Risk Assessment Committee selects the independent auditors. The Audit and Risk Assessment Committee is currently composed of six independent directors, each of whom is independent as defined under the rules of the NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has identified the following four members of the Audit and Risk Assessment Committee as “audit committee financial experts”: Messrs. Duff, Theobald, Wallace and Ms. Considine.

The Audit and Risk Assessment Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at Ambac’s website: http://www.ambac.com. The Audit and Risk Assessment Committee regularly reviews its charter to ensure that it is meeting all relevant Audit and Risk Assessment Committee policy requirements of the SEC, the Public Company Accounting Oversight Board and the NYSE.

Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit and Risk Assessment Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit and Risk Assessment Committee is professionally engaged in the practice of accounting or auditing nor are all of our members experts in those fields. The Audit and Risk Assessment Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The Audit and Risk Assessment Committee held 8 meetings during 2009. The meetings were designed, among other things, to facilitate and encourage communication among the Audit and Risk Assessment Committee, management, the internal auditors and Ambac’s independent auditors, KPMG LLP, an independent registered public accounting firm. The Audit and Risk Assessment Committee discussed with Ambac’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit and Risk Assessment Committee met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.

The Audit and Risk Assessment Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management, the internal auditors and KPMG LLP. The Audit and Risk Assessment Committee also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.

The Audit and Risk Assessment Committee also discussed with KPMG LLP matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

KPMG LLP also provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit and Risk Assessment Committee discussed with them their independence from Ambac. When determining KPMG LLP’s independence, the Committee considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit and Risk Assessment Committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit and Risk Assessment Committee concluded that KPMG LLP, an independent registered public accounting firm, is independent from Ambac and its management.

Based upon the review and discussions referred to above, the Audit and Risk Assessment Committee recommended to the Board of Directors, and the Board of Directors has approved, that Ambac’s audited financial statements be included in Ambac’s Annual Report on SEC Form 10-K for the year ended December 31, 2009. The Audit and Risk Assessment Committee also selected KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2010.

The Audit and Risk Assessment Committee

Philip N. Duff, Chairman Jill M. Considine Paul R. DeRosa Thomas C. Theobald
April 9, 2010	Laura S. Unger Henry D.G. Wallace

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The Executive Officers

These are the biographies of Ambac’s executive officers as of April 15, 2010, except for Mr. Callen, Ambac’s Executive Chairman, and Mr. Wallis, Ambac’s President and Chief Executive Officer, whose biographies are included below at pages 55 and 58, respectively, under “Proposal 1: Elect Eight Directors.”

Diana Adams Age 47

Senior Managing Director

In May 2009, in addition to overseeing Ambac’s international offices and government relations, Ms. Adams acquired executive responsibility for Ambac’s human resources, corporate communications and marketing, and corporate administration. In 2008, Ms. Adams became a Senior Managing Director with executive responsibility for Ambac’s International business, and for the Structured Finance business which she wound down in 2009. In December 2008, Ms. Adams also began serving as the Chairman of Ambac Assurance UK Limited, Ambac’s international financial guarantee subsidiary. Prior to that, Ms. Adams had been Managing Director of Emerging Markets, Structured Insurance and Student Loans. Ms. Adams joined Ambac in 2000 as the head of Emerging Markets following the winding down of the international joint venture between Ambac and MBIA, where she worked. From 1993-1999, Ms. Adams worked at JP Morgan first in the Capital Markets division and then in the Structured Products division. From 1990-1993 Ms. Adams worked for Mitsubishi Bank in Leveraged and Acquisition Finance. From 1988-1990 Ms. Adams worked at Merrill Lynch in the Investment Banking division.

Gregg L. Bienstock Age 45

Senior Vice President

In July 2009, Mr. Bienstock was named General Counsel and Chief Operating Officer of RangeMark Financial Services and its subsidiaries, an advisory and asset management business. Mr. Bienstock also serves as a Senior Vice President of Ambac and Ambac Assurance with executive responsibility for its Technology department. From January 2005 to June 2009, Mr. Bienstock served as Senior Vice President, Chief Administrative Officer and Employment Counsel of Ambac and Ambac Assurance. Mr. Bienstock was also responsible for Ambac’s Strategic Initiatives from January 2009 to December 2009. From January 1999 to January 2005, Mr. Bienstock served as Managing Director, Human Resources and Employment Counsel of Ambac and Ambac Assurance. From January 1999 to May 2009, Mr. Bienstock had executive responsibility for human resources, corporate governance, corporate marketing, corporate administration and technology. Mr. Bienstock served as First Vice President, Director of Human Resources and Employment Counsel of Ambac and Ambac Assurance from February 1997 to January 1999. Mr. Bienstock joined Ambac from the Bristol Myers-Squibb Corporation, where he served as a Director of Human Resources from February 1996 to February 1997. From September 1993 to February 1996, Mr. Bienstock was an associate with the New York law firm of Proskauer Rose LLP. Prior to joining Proskauer, from April 1992 to September 1993, Mr. Bienstock was an Assistant General Counsel for the Mayor’s Office of Labor Relations for the City of New York.

Kevin J. Doyle Age 53

Senior Vice President and General Counsel

In January 2005, Mr. Doyle was named Senior Vice President and General Counsel of Ambac and Ambac Assurance. Since January 2000, Mr. Doyle has served as General Counsel of Ambac and Ambac Assurance and Ambac’s Chief Legal Officer. Mr. Doyle also has executive responsibility for internal audit. In January 2000, Mr. Doyle was named Managing Director and General Counsel of Ambac and Ambac Assurance. From January 1996 to January 2000, Mr. Doyle served as the Managing Director and General Counsel of the Specialized Finance Division of Ambac Assurance. Mr. Doyle served as First Vice President and General Counsel of the Specialized Finance Division of Ambac Assurance from July 1995 to January 1996. Mr. Doyle joined Ambac Assurance as a Vice President and Assistant General Counsel from the New York law firm LeBoeuf, Lamb, Greene & MacRae in 1991.

Robert B. Eisman Age 42

Senior Managing Director and Chief Accounting Officer

On January 6, 2010, Mr. Eisman became Senior Managing Director and Chief Accounting of Ambac Assurance which includes executive responsibility for managing Ambac’s financial reporting and establishing Ambac’s GAAP and statutory accounting policies. Mr. Eisman joined Ambac Assurance in 1995 from KPMG LLP where he was an Audit Manager.

Gregory G. Raab Age 52

Senior Managing Director and Chief Risk Officer

In March 2009, Mr. Raab joined Ambac and Ambac Assurance and became a Senior Managing Director and Chief Risk Officer of Ambac and Ambac Assurance. He has executive responsibility for Ambac’s risk management and loss mitigation groups, which includes Ambac Assurance’s Credit, Surveillance, Capital Planning and Risk Analysis groups. On March 25, 2010, Mr. Raab informed us that he would be resigning effective April 28, 2010. Mr. Raab brings more than 20 years of experience in strategy development, risk management and structured finance. Prior to joining Ambac, he was a Senior Managing Director at GE from 2008 to 2009, where he established a Center of Excellence to source, analyze and acquire discounted ABS securities. Before joining GE, Mr. Raab was CEO and CRO of Axon Financial Services from 2004 to 2008 where he launched and managed a structured investment vehicle with $14 billion of assets. Prior to Axon, he served as Chief Risk Officer for Financial Guaranty Insurance Company’s Structured Finance, Public Finance and Capital Markets groups from 2000 to 2004, while owned by GE. Earlier in his career, from 1989 to 1999 he worked at Fitch Ratings and was responsible for the Taxable Fixed Income and Asset- and Mortgage-Backed securities groups.

Robert Smith Age 51

Chief Executive Officer of RangeMark and Senior Managing Director of Ambac

In July 2009, upon Ambac’s acquisition of NSM Capital Management (“NSM”), Mr. Smith became Chief Executive Officer of RangeMark Financial Services (the successor to NSM) and a Senior Managing Director of Ambac. Prior to joining RangeMark, from 2006 to 2009 he served as the Chief Executive Officer of NSM, an advisory and asset management firm. Mr. Smith has been actively involved in all aspects of the debt capital markets for over 20 years, with particular emphasis on derivative and structured products. From 2001 to 2005 he was the President and CIO of NIBC Credit Management, Inc., an affiliate of the Dutch bank NIB Capital. From 1995 to 2000 Mr. Smith was a Principal at Mariner Investment Group, Inc. where he was responsible for CDO investing, new business and new product development. From 1991 to 1993, he was a Principal with Morgan Stanley & Co. Inc. and founder of Morgan Stanley Investor Services, where he managed a $5 billion MBS portfolio and arranged five MBS CDOs. From 1985 to 1991 Mr. Smith was a Senior Managing Director at Bear, Stearns & Co., Inc. and worked within that firm’s Fixed Income department for eight years. In 1985 he founded and managed Bear Stearns Investment Advisors, Inc., a subsidiary specializing in MBS.

Timothy J. Stevens Age 38

President of RangeMark and Senior Managing Director of Ambac

Mr. Stevens has served as a Senior Managing Director of Ambac and Ambac Assurance since December 2008. In July 2009, Mr. Stevens was named President of RangeMark Financial Services and its subsidiaries, an advisory and asset management business. In addition to his position as President of RangeMark Financial Services, Mr. Stevens has executive responsibility for Ambac’s Global Derivatives business as well as its structure finance investment portfolio management. From March 2008 to July 2009, Mr. Stevens had executive responsibility for Ambac’s Capital Markets Group which included the management of Ambac’s investment portfolios, the Guaranteed Investment Contracts business, and the Global Derivatives business as well as the Global Secondary Markets Group. From August 2005 to March 2008, Mr. Stevens served as the head of the Global Secondary Markets Group. Prior to this role, Mr. Stevens ran Ambac’s Guaranteed Investment Contracts (GIC) business from June 2003 to August 2005, where he was responsible for the management of the GIC portfolio.

From October 2000 to June 2003, Mr. Stevens was a member of Ambac’s Structured Credit Group where he underwrote and executed credit derivative contracts. From 1995 to October of 2000, Mr. Stevens served in various roles in Ambac’s Financial Control Department, including as business unit Financial Controller for the Structured Credit and the GIC businesses. Mr. Stevens worked in the Audit Services division of Deloitte & Touche before joining Ambac in 1995.

David Trick Age 38

Senior Managing Director, Chief Financial Officer and Treasurer

On January 6, 2010, Mr. Trick became a Senior Managing Director, Chief Financial Officer and Treasurer of Ambac and Ambac Assurance which includes executive responsibility for managing Ambac’s Investor and Rating Agency Relations, tax strategy, capital resources, operation (cash, securities and derivatives), capital markets, conduits, liquidity, bank relationships and investment portfolios. Since May 2006, he has served as Treasurer of Ambac and Ambac Assurance. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was responsible for delivering strategic solutions to insurance industry clients, including those in the Financial Guaranty industry, with regards to a broad range of treasury services, credit and capital markets products.

COMPENSATION DISCUSSION AND ANALYSIS

Our primary compensation objective for 2009 was to provide a fair level of compensation to our executives while acknowledging the current financial condition of Ambac and the impact of the global economic crisis on our business. With these objectives in mind, the Committee considered the steps that have been taken by Ambac to reduce risk and the critical importance of retaining and motivating our executives and employees to minimize losses and maximize recoveries. The Committee expects that active management of Ambac’s portfolio will help to mitigate Ambac’s losses.

Key Decisions in 2009

2009 was marked by continued challenges for Ambac’s business and its overall financial condition. Since the third quarter of 2007, Ambac has experienced losses and impairments of approximately $13 billion, relating predominantly to Ambac’s exposure to the troubled residential real estate sector, primarily through securities we insured in the residential mortgage-backed and collateralized debt obligation sectors. The magnitude of the losses was aggravated by the severe global economic crisis. As a result, Ambac’s management has taken steps to actively manage the portfolio and attempt to reduce risk and increase recoveries through its focus on remediation efforts, which include (i) negotiated commutations, (ii) litigation, (iii) improved servicing of transactions and (iv) proactive and preemptive steps taken to manage deteriorating credits.

Ambac has also made significant changes to its management team since the third quarter of 2007. In 2008, we appointed a new Executive Chairman and a new President and CEO. In 2009, Ambac hired a new Chief Risk Officer, Gregory Raab, who brings significant remediation and work out expertise to the company. On March 25, 2010, Mr. Raab informed us that he would be resigning effective April 28, 2010. In January 2010, a new CFO was appointed following the departure of Sean Leonard in late 2009.

In view of these circumstances, and consistent with the compensation principles discussed below, we have taken the following steps relating to compensation.

•

In 2009, Ambac implemented a new compensation structure firm-wide that increased base salaries and reduced the incentive compensation component, while increasing the variability of that incentive compensation to reflect individual performance and contribution to our organizational objectives. We expect to continue with the same approach in 2010.

•

We paid annual cash bonuses for 2009 to the named executive officers (“NEOs”) who currently remain with Ambac, consisting of Michael Callen, David Wallis, Gregory Raab and Kevin Doyle. We view each of the remaining NEOs as critical to our efforts to maximize stockholder value and minimize losses. The Committee determined that paying discretionary cash bonuses to these NEOs was advisable in order to provide them with a market-based level of compensation and successfully retain and motivate them. The Committee believes that this is the appropriate mix of compensation to promote the goal of maximizing retention, while at the same time reducing incentives for risky decision-making. On average, the incentive compensation for 2009 for the NEOs who currently remain at Ambac and were also executive officers in 2008 decreased by 36%, compared to the prior year.

•	We did not award stock options or RSUs in 2009 to any of our officers. Given the limited number of shares available under our Equity Plan and the current low stock price, we did not think that such equity awards carried sufficient value to be a useful component of overall compensation. Nevertheless, with the exception of Gregory Raab, who joined Ambac in 2009, each of our NEOs continues to hold a significant number of shares and outstanding equity awards.

•

In January 2010, Ambac entered into retention agreements with certain executive officers. In return for agreeing to stay for the coming year, the executives who entered into these agreements will receive quarterly retention payments over the coming year.

•

In April 2010, each of our executive officers who was a party to a management retention agreement (“MRA”) and who was not a party to an employment agreement, other than Mr. Raab, agreed to the cancellation of his or her existing MRA in consideration for being designated as eligible to participate in the severance pay plan adopted by Ambac and its subsidiaries (the “Severance Pay Plan”).

The remaining portions of this CD&A discuss our compensation philosophy, our compensation program for NEOs and the rationale under our program for our 2009 pay decisions and the change to our executive compensation structure and framework for 2010.

Compensation Philosophy for 2009

In order to retain its employees and its key executives, the Committee believes that it is necessary to pay compensation in line with market averages. However, in light of Ambac’s current financial condition, the Committee also believes that it is important to discourage incentives for risky decision-making by making incentive-based bonuses a less central part of total compensation. Therefore, for 2009, the Committee approved the implementation of a new company-wide compensation framework that deemphasizes large incentive cash bonuses in favor of bonuses that constitute a smaller and more variable percentage of total compensation. Base salaries were increased in order to maintain competitive total compensation when compared to a broad group of companies that compete for talent in Ambac’s markets, including the Peer Group (as defined herein). Our compensation model has several objectives: (i) maintain adequate compensation relative to the market and current roles; (ii) support our efforts to stabilize Ambac and minimize losses in the near future; (iii) retain key personnel by offering a fair compensation structure; and (iv) offer an incentive-based bonus to reward individual performance that contributes to organizational objectives. For the 2009 performance year, our executive officers who currently remain here and were also executive officers in 2008, experienced an average decline in total compensation of 9% and a 37% decline in cash bonuses when compared to the 2008 performance year.

Elements of Executive Compensation for 2009

For 2009, the primary elements of compensation provided to our executives were base salary and an annual performance bonus. Historically, compensation included long-term incentive awards in the form of stock options and RSUs. For 2009, at least 33% of an executive officer’s total compensation consisted of the opportunity for a cash bonus. As noted above, we did not award long-term incentive awards to any of our executives as compensation for 2009.

Set forth below is a discussion of each element of NEO compensation, why we pay each element and how each element fits into our overall compensation philosophy.

(I) Base Salaries

NEOs generally have historically received a relatively small portion of their overall compensation as base salary. Base salaries provide our executives with a minimum level of fixed compensation.

For 2009, the Committee increased base salaries for the executives. These increases were the result of the Committee’s revised compensation framework. The Committee decided to decrease large incentive bonuses to reduce incentives that may promote riskier behavior. However, in order to maintain total compensation in line with the market and promote retention, the Committee decided to increase the base salary component of total compensation. The Committee reviewed the total compensation for our executives, assessed the current market for the scope of responsibilities of each executive (including any increase in responsibilities as a result of promotions), and considered the results achieved by the executive and his or her future potential and importance to Ambac’s future. The Committee also considered the recommendations and opinions of the Chairman, the Chief Executive Officer, information provided by Ambac’s Human Resources Department, which administers our compensation and benefits program, and our compensation consultant Alan Johnson of Johnson Associates.

For 2009, the percentages of total compensation (salary plus bonus) represented by base salary ranged from 55% to 60% for the NEOs who currently remain at Ambac. This reflects both increased base salaries and decreased total compensation as a result of lower bonuses.

(II) Annual Incentive Compensation—Bonus and Long-Term Incentive Awards

Annual Bonus

Generally, the role of the annual bonus is to incent our executives, including our NEOs, and to reward them or to hold them accountable for performance against our annual objectives.

The annual bonus is a cash incentive that is typically paid during the first month following the year of performance. Historically, the annual bonus has represented a significant portion of an NEO’s annual cash and total compensation. However, as discussed above, Ambac’s Compensation Committee reassessed its total compensation packages for 2009 and decided to reduce the percentage of total compensation represented by cash bonus. For 2009, annual bonus accounted for between 40% and 45% of each NEO’s total compensation. All bonuses paid to executive officers for 2009 were determined in the discretion of the Compensation Committee and did not qualify as performance based compensation under the Executive Incentive Plan for the reasons discussed below.

Annual Long-Term Incentive Awards

In years past, we have provided long-term incentive awards to our NEOs, in the form of stock options and RSUs. For 2009, the Committee did not award any long-term incentive awards given the limited number of shares available under our Equity Plan and the current low stock price. The Committee also decided against awarding other equity based compensation, such as phantom stock units, because it determined that these awards would not, under the current circumstances, increase retention. Each of our NEOs, with the exception of Gregory Raab, holds a significant number of shares as well as outstanding equity awards. The level of continued ownership and outstanding, unvested long-term incentive awards from prior years provides continued alignment of interest with our stockholders and the necessary focus of our executives on the reestablishment of the franchise.

Forfeiture, Recoupment and Notice Requirements

We maintain forfeiture and recoupment provisions relating to outstanding stock option and RSU awards. Under these provisions, NEOs who violate a non-competition agreement will forfeit any outstanding awards as of the date the violation is discovered and are required to return any gains realized during the six months before and after the executive’s employment terminated. We believe that these provisions, which we apply to all of our officers generally, help ensure that our executives act in the best interest of Ambac and our stockholders.

Ambac also requires executive officers to agree to provide a minimum notice prior to departure as a condition for the receipt of stock option awards. During the notice period, the executive remains employed by Ambac (although we may relieve the executive from performing employment duties during the notice period) and is prohibited from working or performing services for any employer other than Ambac.

Retirement

Generally, upon retirement at age 55 or disability, the stock options and RSUs held by an employee (including an NEO) who has been employed with Ambac for at least three years, will become fully vested (and, in the case of stock options, exercisable), unless otherwise provided in an award agreement. The Compensation Committee believes that this policy appropriately rewards those employees who have served Ambac loyally and, based on the advice of its compensation consultant, that it is market practice in our industry.

Backdating and Repricing Prohibitions

The Compensation Committee does not and has not permitted backdating or repricing of stock options. Our 1997 Equity Plan explicitly forbids stock option repricing.

(III) Other Benefits

Our executives participate in a retirement plan, health plans, and other voluntary benefit plans that we make available to all Ambac employees generally. We consider these benefits to be market competitive and consistent with local market practices. These benefits include matching certain employee contributions to our 401(k) savings plan and providing all eligible employees a 3% profit sharing contribution and a 3% supplemental profit sharing contribution (based on the employee’s salary up to the maximum level allowed by the IRS), each of which is allocated as directed by the employee. Effective January 1, 2010, we suspended profit sharing contributions and supplemental profit sharing contributions for all employees.

We provide officers assigned to work abroad certain expatriate benefits to ensure that they are not put at a disadvantage by accepting assignment to a foreign country and to tax equalize any such payments. We do not provide any other perquisites to our executives, except for certain tax equalization and expatriate benefits that were provided during 2009 to Messrs. Callen and Wallis, as described below.

(IV) Change in Control Agreements

We have entered MRAs with our executive officers to provide for certain payments and other benefits if the officer is terminated within three years following a change in control of Ambac. The purpose of these agreements is to avoid unwanted management turnover in the event of a potential change in control and to ensure that the executive officers will remain focused on the interests of our stockholders notwithstanding the personal uncertainties that a change in control may occasion. The Committee has reviewed the terms of the MRAs and considers the agreement to serve a useful function and establish severance at an appropriate level.

Our MRAs are “double trigger” agreements under which benefits (other than the acceleration of vesting of equity awards) will be provided only if there is both (i) a change in control and (ii) a qualifying termination of the executive officer’s employment within three years of the change in control. The specific provisions of these agreements are discussed on pages 48 to 50 in the Proxy Statement.

In April 2010, each of our executive officers who was a party to a MRA and who was not a party to an employment agreement, other than Mr. Raab, agreed to the cancellation of his or her existing MRA in consideration for being designated as eligible to participate in the Severance Pay Plan. The Severance Pay Plan is discussed below.

Comparison Group and Benchmarking

In setting pay for our NEOs, we undertake a series of analytical steps and processes to ensure we are market competitive and paying our executives appropriately. We conduct a peer group analysis, consult with an outside, independent executive compensation expert and evaluate and consider market conditions.

For 2009, we reviewed historical compensation of the Peer Group (as defined below) and utilized the comparables to check that Ambac’s total compensation is within market norms. Our comparison included the “total compensation” levels (base salary, annual cash bonus and equity awards) of our NEOs, as well as each component of total compensation, of the Peer Group of companies consisting of companies in the financial guarantee insurance industry and other financial services firms employing executives with similar skill sets: Assured Guaranty, Everest Re, Jefferies Group, KBW, Inc., Max Capital, MBIA, MGIC, Moody’s, Old Republic, Piper Jaffray Companies, PMI Group, Radian, Stifel Financial and XL Capital (the “Peer Group”). The Peer Group used for 2009 consists of the same insurance company comparables from the prior year, other than two companies for which stand-alone information is no longer available. In light of the fact that Ambac is writing no new insurance business and is focusing on actively managing its portfolio, the Committee asked its compensation advisor to suggest financial companies engaged in advisory, research and boutique investment banking at the middle-market level. The compensation consultant suggested, and the Committee approved, four additional comparable companies. The broader Peer Group better reflects the competition in the market for executive talent and transferable skills.

The compensation consultant used both the information from the Peer Group and knowledge of market and compensation trends, to determine market pricing ranges for each position. We obtain data for the Peer Group from a number of sources, including proxy statements, public information available from regulatory agencies, publicly available surveys and proprietary market information from our compensation consulting firm. The Committee reviewed the market pricing ranges for each position alongside the recommendations made by the Chairman, the Chief Executive Officer and the information provided by Ambac’s Human Resources Department when determining the total compensation and the bonuses for each of the executive officers, other than the Chairman and Chief Executive. For the latter two positions, the Committee used the market pricing ranges, the information provided by Ambac’s Human Resources Department, and their own knowledge of the market to determine the appropriate total compensation and bonus. Based on this information, our compensation consultant’s analysis shows that Ambac’s total compensation level was: (1) generally between the 25th percentile and the median of relevant comparative groups; (2) in some cases below the 25th percentile; and (3) in all cases below the median.

Role of Management

For decisions relating to 2009 bonus, our Compensation Committee also considered the input of our Executive Chairman (Mr. Callen) and our Chief Executive Officer (Mr. Wallis). The Committee reviewed their recommendations with the Committee’s compensation consultant and considered the recommendations in executive session. The Committee also considered all relevant performance factors for each executive and attached considerable weight to the importance of retention.

Role of Compensation Consultant

Our Compensation Committee has sole authority to retain, at Ambac’s expense, and to terminate the services of a compensation consultant. Since 1999, the Committee has engaged Alan Johnson, a Managing Director of Johnson Associates, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices. Mr. Johnson provides our Compensation Committee with insight relative to industry best practices, executive compensation levels and policies of Ambac’s competitors and others in the financial services industry and a review of the impact of competition for talent.

For 2009, Mr. Johnson provided the Committee with Peer Group data, information on market conditions for the 2009 performance year and forecast for 2010 and assisted in their interpretation and analysis. He provided an assessment of the competitive environment in terms of actual and projected pay in the financial services and financial guaranty sectors as well as a forecast with regard to demand for talent in these sectors.

Mr. Johnson reviewed Ambac’s compensation against the above-noted information. He assisted the Committee in conducting an objective assessment of its pay and pay practices, and provided feedback to the Committee regarding the recommended compensation changes for 2009 and the proposed retention packages for 2010. This included his assessment of the compensation framework in light of the market environment, the need to deemphasize compensation components that can be viewed as encouraging excessive risk taking (such as incentive bonuses) and Ambac’s desire to recalibrate the compensation for positions within Ambac. Mr. Johnson was made aware of the desire to restructure the compensation structure of certain executive officers to emphasize more retentive forms of compensation, including base salary and retention payments.

From time to time, Johnson Associates performs broader compensation analyses and/or surveys for Ambac and provides consultation regarding the structure of Ambac’s compensation plans. Apart from these services, Mr. Johnson and Johnson Associates do not provide any other services for Ambac or any of its subsidiaries.

Executive Incentive Plan

The 1997 Executive Incentive Plan (the “EIP”) provides the framework for deductibility of NEO compensation in excess of $1 million. Pursuant to the EIP, at the beginning of each year, our Compensation Committee can establish a performance-based formula for calculating the maximum incentive compensation (payable in cash and/or equity awards) payable under the EIP for that calendar year to each of our named executive officers and the other participants in the EIP. Under the terms of the EIP, this maximum amount may not exceed the lesser of (a) $5 million or (b) the amount derived from the incentive compensation formula established at the beginning of the relevant year. The performance formula may be based on any one, or any combination, of the following performance categories: return on equity; core/operating earnings growth; total return to stockholders; expense management; risk management; market position/new business production; industry leadership/image building; new products/initiatives; and organizational development/corporate culture. In 2009, due to the distressed state of Ambac, the Committee did not adopt any metrics under the EIP.

Named Executive Officer Compensation

In determining 2009 incentive compensation levels, the Committee took note of each NEO’s respective contribution to our performance outlined above and reviewed and analyzed their individual performance as follows:

Michael Callen, Executive Chairman

For 2009, Mr. Callen received base salary at an annual rate of $650,000, which was unchanged from the prior year. In setting the base salary, the Committee considered the fact that Mr. Callen has continued to lead Ambac during exceedingly difficult times since 2008 when he was appointed the interim CEO role, emerging from retirement, which also caused him to change his residence in order to lead Ambac. The Committee also considered that the base salary was sufficiently high, and did not believe that it was appropriate to increase it. The Committee determined it was appropriate to reward Mr. Callen for his stewardship, commitment and exceptional effort in retaining the team and leading them in Ambac’s loss mitigation efforts. Based on these considerations, and on market compensation information provided by Johnson Associates, the Committee awarded Mr. Callen an annual cash bonus of $536,250.

Ambac has entered into a tax equalization arrangement with Mr. Callen in connection with his presence in the State of New York while he continues as our Executive Chairman. This arrangement is intended to cover the taxes Mr. Callen is subject to as a New York taxpayer that are over and above what his tax position would be in his home state of Maryland. We have offered this benefit to Mr. Callen in order to eliminate any financial detriment to him from his assignment of duties in New York.

David Wallis, Chief Executive Officer

The Committee found the 2009 performance of Mr. Wallis as CEO met the Committee’s expectations. Since his move from Chief Risk Officer to Chief Executive Officer in August 2008, Mr. Wallis has led Ambac through exceedingly difficult times. He has been responsible for Ambac’s strategy to manage its existing book of business to reduce risk, lower claims and increase recoveries, while identifying strategic opportunities that capitalize on Ambac’s core competencies. Under the direction of Mr. Wallis, Ambac negotiated commutations with its counterparties at significant discounts, improving Ambac’s surplus while reducing risk and leverage; restructured its investment portfolio to better reflect its liabilities, tax status and ratings; and acquired and developed new resources to better and more comprehensively execute our goal of loss reduction.

The Committee reviewed market information provided by Johnson Associates when approving the compensation package for Mr. Wallis. The Committee awarded Mr. Wallis a cash bonus of $687,500. Mr. Wallis’s base salary remained unchanged at $1,000,000. The Committee also considered that the base salary was sufficiently high, and did not believe that it was appropriate to increase it. The Committee believed that Mr. Wallis’s total compensation appropriately reflected his leadership of the company throughout 2009 and the Committee’s desire to retain his services.

Until July 2008, Mr. Wallis, who was an expatriate, was provided with an expatriate package that included tax equalization, housing, goods and services, tuition and home leave allowances and tax preparation assistance. The allowances and services provided to Mr. Wallis are the same allowances and services we make available to all expatriate Ambac employees. The expatriate allowances for Mr. Wallis, other than tax preparation assistance, were discontinued after Mr. Wallis sold his primary residence in the United Kingdom. The Compensation Committee approved a tax equalization payment of $2.3 million relating to Mr. Wallis’ sale of his UK residence. This $2.3 million payment reflected an additional tax liability that Mr. Wallis faced as a result of being resident in the United States.

Greg Raab, Chief Risk Officer

The Committee found the 2009 performance of Mr. Raab, Ambac’s Chief Risk Officer, met the Committee’s expectations. Mr. Raab is one of the principal architects of Ambac’s proactive risk reduction efforts. Since joining Ambac in March 2009, he has restructured the risk organization of Ambac. He created a dedicated group to focus on restructuring the most troubled credits and brought in a seasoned professional to head that area. He augmented and reorganized the teams responsible for the residential mortgaged backed portfolio, and implemented new loss mitigation strategies in this asset class, where active management is expected to materially improve performance of the underlying transactions. He is also a key member of the team negotiating commutations of existing transactions. Mr. Raab created a group within our risk management area to focus on the quarterly reserving process and coordinate with the finance division, centralizing work that was previously dispersed. Mr. Raab has also implemented a project to upgrade data and technology in support of the risk mitigation efforts underway. The changes that Mr. Raab has introduced to Ambac’s risk management are critical to Ambac’s current needs.

The Committee awarded Mr. Raab a cash bonus of $440,000. Mr. Raab’s 2009 base salary was $600,000.

The Committee believed that Mr. Raab’s total compensation appropriately reflected his individual performance, his group’s contribution and the Committee’s desire to retain his services. The Committee also considered Mr. Raab’s cash and total compensation relative to other Chief Risk Officers with similar responsibilities in the Peer Group, to other Ambac executive officers and employees and in consideration of his accomplishments and contributions. Mr. Raab’s total compensation is in the 25th to market median percentiles.

On March 25, 2010, Mr. Raab informed us that he would be resigning effective April 28, 2010.

Kevin Doyle, Senior Vice President and General Counsel

The Committee found the 2009 performance of Mr. Doyle, Ambac’s General Counsel, met the Committee’s expectations. The principal strategic issues that Ambac has addressed in 2009 involve material legal and regulatory components, and Mr. Doyle has played a critical role in all these areas. He is the primary interface with our insurance regulators, including the Office of the Commissioner of Insurance of the State of Wisconsin. Mr. Doyle is also a principal negotiator in all of the commutation discussions with institutional counterparties. Mr. Doyle manages a group of attorneys whose primary responsibility is to assist in remediation efforts to reduce losses and to identify and address issues before they lead to losses. Mr. Doyle is also responsible for managing Ambac’s litigation, including those cases where Ambac has filed as a plaintiff seeking to recover damages and mitigate losses in our insured portfolio.

The Committee awarded Mr. Doyle a cash bonus of $330,000. Mr. Doyle’s 2009 base salary was $500,000, a $240,000 increase from his base salary in 2008.

The Committee believed that Mr. Doyle’s total compensation appropriately reflected his individual performance, his group’s contribution and the Committee’s desire to retain his services for the future, while recognizing the performance of Ambac. The Committee also considered Mr. Doyle’s cash and total compensation relative to other General Counsels with similar responsibilities in the Peer Group, to other Ambac executive officers and employees and in consideration of his accomplishments and contributions to Ambac. Mr. Doyle’s total compensation is in the 25 th to market median percentiles.

Sean Leonard, Former Chief Financial Officer

Pursuant to an agreement, Mr. Leonard was paid a severance amount of $650,000, in exchange for which Mr. Leonard executed a release of claims and agreed to covenants concerning non-disclosure of proprietary information, non-competition with Ambac and non-solicitation of Ambac’s customers, any account of Ambac and Ambac’s employees. See page 53 below for more details regarding this agreement.

Doug Renfield-Miller, Former Executive Vice President

and Chief Executive Officer of Everspan Financial Guarantee Corp.

Doug Renfield-Miller announced his intention to retire on June 19, 2009 and remained at Ambac until December 31, 2009 to provide support and consultation to Ambac.

During 2009, Mr. Renfield-Miller received his base salary of $600,000. Mr. Renfield-Miller received no bonus for 2009. Pursuant to an agreement, he was paid a severance amount of $231,000 in 2010 relating to service in 2009, in exchange for which Mr. Renfield-Miller executed a release of claims and agreed to covenants concerning non-disclosure of proprietary information, non-competition with Ambac and non-solicitation of Ambac’s customers, any account of Ambac and Ambac’s employees. See page 52 below for more details regarding this agreement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to a company’s CEO and the three other most highly compensated executive officers serving on the last day of the year. This limitation does not apply to compensation that meets the requirements of “qualified performance-based compensation” under Section 162(m). The Committee considers the impact of this rule when developing and implementing Ambac’s executive compensation program.

Historically, the Committee has generally taken necessary actions to ensure the deductibility of payments of its annual bonuses and stock options, whenever possible. For 2009, none of the annual bonuses that we pay to our executive officers whose compensation qualifies as performance-based compensation under Section 162(m) met the requirements of that section, with the result that compensation in excess of $1 million paid to these officers will not be deductible to Ambac. While we view preserving tax deductibility as an important objective, we do not consider it to be the sole objective in establishing executive compensation. In specific instances, we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Ambac.

Stock Ownership Guidelines

Effective October 2008, Ambac suspended its stock ownership targets. Given the precipitous fall in Ambac’s stock price, none of our NEOs meet our stock ownership guidelines, which are based on a level of ownership of Ambac stock (based on the market value of Ambac common stock) as a multiple of the officer’s total cash compensation (base salary plus cash bonus). These multiples ranged from seven times total cash compensation (in the case of the CEO) to one and one-half times total cash compensation for managing directors.

All Ambac employees, including our NEOs, are prohibited from making short sales or engaging in transactions involving puts, calls and other types of options in Ambac securities, including equity swaps and similar derivative transactions. We prohibit these activities because we believe that they may put an employee or executive officer’s personal gain in conflict with the best interests of Ambac and its stockholders.

Compensation Philosophy for 2010

In 2010, we expect to continue to utilize the same compensation approach adopted in 2009, which calls for higher base salaries and lower bonuses as a percentage of total compensation when compared to the approach used in 2008 and prior years.

In addition, the Committee determined that Ambac should enter into retention agreements with certain of its executive officers. This was deemed important in order to maintain stability and keep in place the team tasked with managing Ambac, and with executing the risk and loss mitigation strategies currently in place and planned for 2010. The Committee believes that, in order to maximize the value of Ambac, continuity at the senior management level is critical.

The retention agreements were entered into on January 29, 2010. These agreements provide for four quarterly cash retention payments. In order for the executive to keep a quarterly retention payment, he or she must still be employed by Ambac (unless terminated by Ambac without cause) on the applicable Retention Date.

The retention payment schedule is as follows:

Payment Date	Retention Date
January 29, 2010	April 28, 2010
April 29, 2010	July 28, 2010
July 29, 2010	October 28, 2010
October 29, 2010	January 29, 2011

If Ambac terminates the executive for cause or the executive terminates his employment for any reason following a Payment Date but prior to the corresponding Retention Date, the executive is required to return the retention payment that was paid on the last occurring Payment Date prior to the date the executive’s employment terminates within thirty (30) days following the date that the executive’s employment terminates.

Subject to the terms and conditions of the Severance Pay Plan, executive officers who are not a party to an employment agreement will become eligible to participate in the plan if they are designated as eligible. These executive officers will become entitled to receive severance if their employment is terminated by us without just cause (as defined in the Severance Pay Plan). Severance for these executive officers would include a lump sum payment equal to fifty-two weeks of base pay and reimbursement for COBRA premiums (equal to the company-paid portion of the employee premiums) for twelve months. The Severance Pay Plan provides that severance will not be paid unless a participant releases us of all claims. It also provides that we may require a participant to agree to post-termination confidentiality, non-solicitation and non-competition restrictions.

In April 2010, each of our executive officers who was a party to a MRA and who was not a party to an employment agreement, other than Mr. Raab, agreed to the cancellation of his or her existing MRA in consideration for being designated as eligible to participate in the Severance Pay Plan, and these executive officers were designated as eligible to participate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with Ambac’s management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis section be included in this Proxy Statement.

The Compensation Committee

Thomas C. Theobald, Chairman
Jill M. Considine
Paul R. DeRosa
Philip N. Duff
Laura S. Unger
Henry D.G. Wallace

April 15, 2010

2009 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers (“NEOs”) for the fiscal year ended December 31, 2009.

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)(2)	Stock Awards($) (e)(3)	Option Awards($) (f)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (h)(5)	All Other Compensation ($) (i)(6)(7)	Total($) (j)

Michael A. Callen	2009	650,000	536,250	0	0	0	14,700	1,200,950
Executive Chairman	2008	607,500	975,000	100,000	0	0	35,900	1,718,400

David W. Wallis	2009	1,000,000	687,500	0	0	0	2,334,068	4,021,568
President and Chief Executive Officer	2008	718,592	500,000	2,779,345	2,242,292	0	746,120	6,986,349

Sean T. Leonard	2009	528,846	0	0	0	0	29,400	558,246
Senior Vice President and Chief Financial Officer	2008 2007	380,000 380,000	950,000 700,000	460,003 591,778	511,980 1,789,035	0 0	47,000 45,600	2,348,983 3,506,413

Gregory G. Raab(1)	2009	484,615	440,000	0	0	0	16,615	941,230
Senior Managing Director and Chief Risk Officer

Kevin J. Doyle	2009	500,000	330,000	0	0		29,400	859,400
Senior Vice President and General Counsel	2008	260,000	950,000	400,001	445,200	0	27,800	2,083,001

Douglas C. Renfield-Miller	2009	600,000	0	0	0	0	275,786	875,786
Executive Vice President	2008 2007	300,000 300,000	550,000 800,000	640,008 700,080	712,320 3,054,450	0 0	35,323 49,545	2,237,651 4,904,075
(1)	On March 25, 2010, Mr. Raab informed the Company that he would be resigning as Senior Managing Director and Chief Risk Officer, effective April 28, 2010.

(2)	For 2009, all of the NEOs received their 2009 bonuses in cash as the option to defer a portion of bonus in the form of RSUs was suspended in 2008. All of the NEOs elected to receive their 2008 bonus in cash. For 2007 bonuses, Mr. Wallis elected to receive 25% of his bonus, paid in January 2008, in the form of RSUs. Mr. Wallis, who elected to have up to 25% of his 2007 bonus awarded in RSUs was entitled to receive RSUs granted at a 25% discount to the market value for Ambac common stock at the time of grant.

(3)	This column represents the grant date “fair value” of RSUs for 2007 and 2008, computed in accordance with FASB ASC Topic 718. No RSUs were granted in 2009. The grant date fair value was based on the closing price of Ambac’s common stock on the grant date. The fair value as of the grant date for RSUs is spread over the number of months of service required for the grant to become vested. The amount recognized as compensation expense under FASB ASC Topic 718 does not necessarily correspond to the amount paid to or realized by the NEO, and there can be no assurance that the grant date fair value will ever be realized.

(4)	This column represents the grant date “fair value” of stock options for 2007 and 2008, computed in accordance with FASB ASC Topic 718. No stock options were granted in 2009. See Note 12 and Note 13 to the Audited Financial Statements contained in (i) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and (ii) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, respectively, for the assumptions made in determining the grant date fair value. The fair value as of the grant date for stock options is recognized over the period required for the grant to become vested. The amount recognized as compensation expense under ASC Topic 718 does not necessarily correspond to the amount paid to or realized by the NEO, and there can be no assurance that the grant date fair value amounts will ever be realized.

(5)	This column represents the increase in the actuarial present value of each NEO’s accumulated benefit under Ambac’s Pension Plan and Supplemental and Excess Benefits Plans for the 2007, 2008 and 2009 fiscal years. No NEO was credited with above-market or preferential earnings on nonqualified deferred compensation.

(6)	For 2009 Mr. Wallis’ “All Other Compensation” includes $2,334,068 million, which is comprised of (i) $2,313,276 million tax equalization paid in 2009 relating to additional taxes required to be paid in the U.S. on the sale of his U.K. residence, which was part of his expatriate benefit package; and (ii) tax preparation costs.

For 2008, Mr. Wallis’s “All Other Compensation” includes $666,879, which is comprised of (i) the cost of flights to New York from London for his family, (ii) $76,000, the rental cost of his living accommodations in New York, (iii) a “goods and services” allowance pursuant to Ambac’s Tax Equalization Policy for Employees who are Green Card Holders, (iv) tax preparation costs, and (v) $574,070 as tax equalization paid in 2008 on his annual income taxes as part of his expatriate benefits package.

(7)	The column called “All Other Compensation” includes the amounts that Ambac contributed or credited on behalf of the NEOs in 2007, 2008 and 2009 to our Savings Incentive Plan (the “SIP”). For 2009, these amounts were as follows:

Named Executive Officers	2009 Contributions to the SIP($)
Mr. Callen	14,700
Mr. Wallis	29,400
Mr. Leonard	29,400
Mr. Raab	16,615
Mr. Doyle	29,400
Mr. Renfield-Miller	29,400

2009 Grants of Plan-Based Awards

There were no grants of plan-based awards made to any of the named executive officers during 2009.

Ambac 1997 Equity Plan

The Equity Plan is an “omnibus” stock plan that provides for a variety of equity-based and equity awards to maintain flexibility. In particular, the Equity Plan authorizes awards of stock options, stock appreciation rights, stock awards, restricted stock units, performance units and other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purposes of the Equity Plan and the interests of Ambac. The Committee determines vesting, exercisability, payment and other restrictions that apply to an award. The minimum vesting for any stock option is one year. The Committee has the authority to determine the effect, if any, that an employee’s termination or a change in control of Ambac will have on an award. The terms and conditions of awards under the Equity Plan are set forth in written award agreements approved by the Committee and delivered or made available to the relevant participants following the date of grant. The form of award agreement under which the NEOs’ stock options and restricted stock units were awarded provide for accelerated vesting upon death, disability and retirement.

2009 Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e) (11)		Option Expiration Date (f) (19)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (20)

Michael A. Callen	3,750	0	59.92		5/06/2010	2,295	(2)	1,905
						Total: 2,295		Total: 1,905

David W. Wallis	15,000	0	56.14	(3)	1/21/2010	2,376	(12)	1,973
	4,000	4,000	73.71	(4)	1/26/2011	30,235	(13)	25,095
	0	9,000	79.30	(5)	1/24/2012	789	(14)	655
	4,500	4,500	74.43	(6)	1/23/2013	12,875	(15)	10,686
	0	17,500	87.27	(7)	1/29/2014	6,438	(3)	5,344
	11,000	22,000	11.13	(8)	1/28/2015	346,270	(9)	287,404
	0	380,325	4.93	(9)	5/06/2015
						Total: 398,983		Total: 331,156

Sean T. Leonard	3,307	0	72.92	(10)	12/4/2010	0		0
	9,500	0	74.43	(6)	12/4/2010	0		0
	15,334	0	11.13	(8)	12/4/2010	0		0
						Total: 0		Total: 0

Gregory G. Raab	0	0	0		N/A	0		0
						Total: 0		Total: 0

Kevin J. Doyle	20,000	0	56.14	(3)	1/21/2010	3,564	(17)	2,958
	7,500	7,500	73.71	(4)	1/26/2011	36,649	(13)	30,418
	2,350	2,350	73.71	(4)	1/26/2011
	0	20,000	79.30	(5)	1/24/2012	Total: 40,213		Total: 44,990
	10,000	10,000	74.43	(6)	1/23/2013
	0	20,000	87.27	(7)	1/29/2014
	13,334	26,666	11.13	(8)	1/28/2015

Douglas C. Renfield-Miller	20,000	0	56.14	(3)	1/21/2010
	20,000	0	73.71	(4)	1/26/2011	0		0
	4,700	0	73.71	(4)	1/26/2011	0		0
	25,000	0	79.30	(5)	1/24/2012	0		0
	25,000	0	74.43	(6)	12/31/2012	0		0
	35,000	0	87.27	(8)	12/31/2012	0		0
	64,000	0	11.13	(8)	12/31/2012	0		0
						Total: 0		Total: 0

(1)	No executive officer had any unearned equity awards outstanding as of December 31, 2009.

(2)	2,295 Restricted Stock Units were awarded to Mr. Callen as a non-employee director on May 7, 2007 as his five-year non-employee director award and will vest on 2012.

(3)	Each option vested in two equal installments. 50% of the option vested on February 9, 2004 when the market price of Ambac’s common stock met or exceeded $72.00 for 20 consecutive trading days and 50% of the option vested on January 12, 2007 when the market price of Ambac’s common stock met or exceeded $88.00 for 20 consecutive trading days.

(4)	The option vests in two equal installments. 50% vested when the market price of Ambac’s common stock met or exceeded $90.00 on May 15, 2007 and 50% will vest when the market price of Ambac’s common stock meets or exceeds $105.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 26, 2010.

(5)	The option will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $100.00 and $120.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 24, 2011.

(6)	The option vests in two equal installments. 50% vested when the market price of Ambac’s common stock met or exceeded $92.00 for 20 consecutive trading days on May 22, 2007 and 50% will vest when the market price of Ambac’s common stock meets or exceeds $107.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 23, 2012.

(7)	The option will vest in two equal installments when the market price of Ambac’s Common Stock meets or exceeds $106.00 and $125.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 29, 2013.

(8)	This option will vest in three equal installments on the first, second and third anniversaries of January 28, 2008, the date of grant.

(9)	This option will vest on May 6, 2013 if Mr. Wallis remains in service through such date. The RSUs will vest on May 6, 2013 if Mr. Wallis remains in service through that date.

(10)	In connection with his election as Ambac’s new Chief Financial Officer, Mr. Leonard was awarded a one time RSU grant and stock option grant on July 19, 2005. The RSUs vested on July 19, 2008. The option vests in two equal installments. 50% vested when the market price of Ambac’s common stock met or exceeded $92.00 for 20 consecutive trading days on May 22, 2007 and 50% will vest when the market meets or exceeds $110.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, July 19, 2011.

(11)	The exercise price per share is the fair market value of Ambac’s common stock on the date of grant. For options awarded in 2006 and prior years, we determined the fair market value by calculating the average of the high and low price of Ambac’s common stock on the New York Stock Exchange on the date of grant. For all grants awarded in 2007 and subsequent years, the fair market value will be determined as the closing price of Ambac’s common stock on the New York Stock Exchange. Vesting for each of these grants is accelerated upon retirement, death or permanent disability. Generally, all of the NEOs’ stock options will expire seven years from the date of grant or earlier if employment terminates.

(12)	These RSUs will vest on January 29, 2010.

(13)	These RSUs will vest on January 28, 2011.

(14)	These RSUs vest in three equal installments. The first third already vested on July 24, 2008. The second third will vest on July 29, 2009 the final third will vest on July 29, 2010.

(15)	These RSUs vest over four years: the first 25% will vest on January 28, 2009, the second 25% on January 28, 2010; the third 25% on January 28, 2011 and the remainder on January 28, 2012.

(16)	These RSUs will vest on January 23, 2010.

(17)	These RSUs will vest on January 29, 2010.

(18)	These RSUs will vest on January 29, 2011.

(19)	If an executive officer retires, he or she will have the shorter of three years until the option’s normal expiration date to exercise his or her option.

(20)	The price of the Ambac common stock used to calculate the market value of the shares or units of stock that have not vested as of December 31, 2009 was $.83, which was the closing price of Ambac’s common stock on the New York Stock Exchange on the last trading date of fiscal year 2009.

2009 Option Exercises and Stock Vested(1)

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Michael A. Callen	33,587	42,655

David W. Wallis	9,128	11,041

Sean T. Leonard	5,836	6,605

Gregory G. Raab	0	0

Kevin J. Doyle	3,512	3,933

Douglas C. Renfield Miller(3)	93,236	78,404
(1)	This chart reflects the RSUs vested in 2009. No stock options were exercised in 2009.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

(3)	Amounts include 89,724 restricted stock units with a market value, calculated using the closing price on December 31, 2009, of $74,471 that vested in 2009 but receipt of which has been voluntarily deferred until July 1, 2010.

2009 Retirement Benefits

Currently, we maintain a tax-qualified defined contribution program to provide retirement income to all eligible U.S. employees, including our named executive officers. We formerly maintained a related non-qualified defined contribution plan, the Non-Qualified Savings Incentive Plan, a tax-qualified defined benefit pension plan, the Pension Plan and two related non-qualified defined benefit plans, the Supplemental Pension Plan and the Excess Benefits Plan.

Savings Plan

The Ambac Savings Incentive Plan (the “SIP”) is a defined contribution plan that is qualified under section 401(a) of the Internal Revenue Code, under which eligible employees may elect to contribute a portion of their salary to the SIP. Ambac matches certain employee contributions and provides all eligible employees with (i) a 3% profit sharing contribution and (ii) a 3% supplemental profit sharing contribution based on the employee’s salary, subject to the required Internal Revenue Code limit of $245,000 in 2009. All employee contributions, matching contributions and profit sharing contributions are invested as directed by the participant. Contributions and earnings thereon are paid out in accordance with elections made by the participant. For 2010, Ambac has suspended its profit sharing contributions.

Prior to December 31, 2008, we maintained the Non-Qualified Savings Incentive Plan, to which we credited amounts that we were precluded from contributing to the SIP because of limitations under the Internal Revenue Code. We terminated the Non-Qualified Savings Incentive Plan as of December 31, 2008.

2009 Nonqualified Deferred Compensation

The following table shows the executive contributions, Ambac’s contributions, earnings and balances for the NEOs in the Ambac 1997 Equity Plan Deferred Compensation SubPlan for Eligible Senior Officers (the “SubPlan”), an unfunded, unsecured deferred compensation plan. The SubPlan allowed executive officers (including NEOs) and managing directors to defer all or a portion of their annual bonus. In 2008, Ambac suspended the SubPlan. As such, none of Ambac’s executive officers, including its NEOs, elected to defer any portion of their 2009 bonus.

Account balances under the SubPlan may be invested in phantom investments selected by the executive from an array of investment options or Ambac Restricted Stock Units (“RSUs”). When participants elect to defer amounts pursuant to the SubPlan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executives’ retirement or termination. Distributions can be made in a lump sum or annual installments.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(2)
Michael A. Callen	Sub Plan	0	0	0	0	0

David W. Wallis	Sub Plan	0	0	(14,305)	(8,308)	16,031

Sean T. Leonard	Sub Plan	0	0	(1,839)	(705)	0

Gregory G. Raab	Sub Plan	0	0	0	0	0

Kevin J. Doyle	Sub Plan	0	0	0	0	0

Douglas C. Renfield-Miller	Sub Plan	0	0	(17,370)	0	21,857

(1)	None of these earnings are above-market and consequently they are not reported in the Summary Compensation Table.

(2)	All amounts contributed by an NEO and by Ambac in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

Potential Payments upon Termination or Change in Control

As of December 31, 2009, none of our executive officers was eligible to receive benefits under the Severance Pay Plan that we maintain for the majority of our full-time employees. None of our named executive officers was entitled to any payment at, following or in connection with any termination of employment or any change in the named executive officer’s responsibilities other than entitlements to compensation or other benefits that were already fully earned and vested as of the relevant event. In April 2010, as discussed in the Compensation Discussion and Analysis, each of our executive officers who was a party to a MRA and who was not a party to an employment agreement, other than Mr. Raab, agreed to the cancellation of his or her existing MRA in consideration for being designated as eligible to participate in the Severance Pay Plan, and these executive officers were designated as eligible to participate.

Management Retention Agreements

In General	We have entered into MRAs with each of our executive officers (including our Named Executive Officers), except Mr. Callen, to provide for payments and certain benefits if they are terminated following a “Change in Control” (as defined below). These agreements also provide some level of income continuity for an executive officer should his or her employment be terminated without “Cause” or for “Good Reason” in connection with a change in control. These agreements were in effect on December 31, 2009 and the amounts described in this section reflect amounts that would have been payable under these agreements if there was a Change in Control and a termination of employment on December 31, 2009. As discussed in the Compensation Discussion and Analysis, in April 2010, each of our executive officers who was a party to a MRA and who was not a party to an employment agreement, other than Mr. Raab, agreed to the cancellation of his or her existing MRA in consideration for being designated as eligible to participate in the Severance Pay Plan

Payments and Benefits After Change in Control	If there is a Change in Control and, within three years after the Change in Control, Ambac or its successor terminates the executive’s employment other than for “Cause” (as defined below), or if the executive resigns for “Good Reason” (as defined below), the executive will:

•

other than the CEO, receive a lump sum cash payment equal to two times the sum of (a) the executive’s highest annual base salary and (b) the product of the executive’s highest bonus percentage (as a percentage of base salary) times his highest base salary;

•	receive a lump-sum payment equal to the amount that we would have contributed during the two years following termination to the executive’s account under the SIP;

•

continue (along with the executive’s dependents) to participate in Ambac’s medical and other welfare benefits programs for two years following termination (or, if earlier, until the executive begins coverage under the plans of a subsequent employer);

•	at the end of the two year period following termination, be eligible (along with the executive’s family) for retiree medical and dental benefits for the remainder of the executive’s life; and

•	receive outplacement and financial planning services.

The CEO will receive a lump sum cash payment equal to two times his highest level of total cash compensation, which shall include only his base salary and annual cash bonus and exclude the value of any other awards.

In addition, these agreements provide that all stock options and restricted stock units awarded under the Equity Plan will vest in full upon the occurrence of a Change in Control, whether or not the executive’s employment is subsequently terminated. We provide for accelerating the vesting of equity awards to allow an executive to recognize gains attributable to the executive’s stewardship of Ambac prior to the Change in Control. Ambac will also provide a gross-up to the executive in the event he or she is subject to excise tax for receipt of payments made pursuant to the agreement. We have concluded that an excise tax gross-up (but not a gross-up for any other taxes) is appropriate in this circumstance in order to maintain the intended after-tax benefit to the executives and avoid the potentially variable application of the excise tax rules (which can result in executives who received similar benefits under the agreement having significantly different excise tax liability).

Definitions

The following definitions are used in the MRAs described above:

“Change in Control”	A “Change in Control” generally occurs if:

•	an individual, entity or group acquires beneficial ownership of 20% or more of our outstanding common stock;

•	a majority of our Board is replaced with directors who are not approved or recommended by our current Board; or

•

our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac’s assets that causes our stockholders immediately prior to the completion of the transaction to own less than 70% of outstanding shares and voting power of the resulting corporation.

“Cause”	“Cause” for an executive’s termination generally includes:

•	the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

•	the conviction of certain felonies; or

•	a material breach of any of the executive’s agreements concerning confidentiality and proprietary information.

An executive’s termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

“Good Reason”	An executive will generally have “Good Reason” to terminate his employment upon:

•	a substantial adverse alteration in the nature or status of the executive’s authority, duties or responsibilities;

•	a material diminution in the executive’s base compensation (including as “base compensation” any amount permitted to be so included under Treas. Reg. §1.409A-(n)(2)(ii)(A) or any successor provision);

•	the relocation of the office of the Executive to a location more than 25 miles from the location where the Executive is employed immediately prior to the Change in Control; or

•	Ambac materially breaches the agreement.

An executive must notify Ambac of the existence of an event or circumstance constituting “Good Reason” within 90 days of its first occurrence, and Ambac will have 30 days to cure the event or circumstance.

The table below reflects the amount of compensation that would be owed to each of our named executive officers (“NEOs”) as of December 31, 2009 in the event of termination of such executive’s employment without Cause, or the executive’s resignation for Good Reason, within three years after a Change in Control (as “Cause,” “Good Reason” and “Change in Control” are defined in the MRAs described above).

Potential Payments Upon Termination Following a Change-In-Control Table(1)

Name and Principal Position (a)	Salary Continuation or Severance ($) (b)(2)	Option Value($) (c)	Restricted Stock Unit Value($) (d)	All Other Severance (e)(3)	Excise Tax and Gross Up ($) (f)(4)	Total Payment on Termination ($) (g)
Michael A. Callen(5)	—	—	—	—	—	—

David W. Wallis	4,075,000	0	128,150	103,200	1,735,604	6,041,954

Sean T. Leonard(6)	—	—	—	—	—	—

Gregory G. Raab	2,500,000	0	0	103,200	1,142,436	3,745,636

Kevin J. Doyle	5,003,846	0	3,922	103,200	1,914,021	7,024,989

Douglas C. Renfield-Miller(6)	—	—	—	—	—	—

(1)	This scenario assumes a Change in Control at Ambac’s year end 2009 closing stock price $.83 on December 31, 2009 and all equity awards cashed out and settled.

(2)	Two times the highest salary plus two times the product of the highest bonus percentage (as a percentage of base salary) times the highest base salary, except for Mr. Wallis, whose formula is described above under “Management Retention Agreement” on page 49. In April 2010, Messrs. Wallis and Doyle agreed to the cancellation of their existing MRAs in consideration for being designated as eligible to participate in the Severance Pay Plan.

(3)	All other severance includes estimates of two years additional (i) SIP participation, (ii) financial planning and outplacement, and (iii) welfare and fringe benefits.

(4)	If total compensation and benefits exceed three times an officer’s average W-2 compensation for the five years preceding the change in control, a portion of the compensation and benefits may be subject to a nondeductible excise tax under Section 280G of the Internal Revenue Code, with variable impact on officers with MRAs. To ensure MRA benefits are equivalent for all participants, Ambac agreed to provide a gross-up of this excise tax (but not of any other tax payable on the executive’s compensation and benefits).

(5)	Mr. Callen has not entered into a MRA or any other agreement which would entitle him to any special payment upon the termination of employment, any change in control of Ambac or any change in his responsibilities. Upon the occurrence of such an event, Mr. Callen would only receive compensation and other benefits which were already fully earned and vested.

(6)	Messrs. Leonard and Renfield-Miller were no longer executive officers as of December 31, 2009. Please refer to pages 52 and 53 below for information on the benefits that Messrs. Leonard and Renfield-Miller received upon their resignations and to the Summary Compensation Table above on page 41 for information on the benefits that Messrs. Leonard and Renfield-Miller received upon their resignations.

Other Agreements

Agreement with Douglas Renfield-Miller

On September 22, 2009, Ambac entered into an agreement and general release (the “Renfield-Miller Agreement”) with Douglas Renfield-Miller, an Executive Vice President of Ambac and Ambac Assurance Corporation relating to his termination of employment with Ambac. The Renfield-Miller Agreement provided for Mr. Renfield-Miller to retire on December 31, 2009 (the “Retirement Date”). Mr. Renfield-Miller received his regular salary and benefits through the Retirement Date. Mr. Renfield-Miller continued to report to Ambac’s CEO through the Retirement Date and provided support and consultation services as requested by the CEO. In addition, Mr. Renfield-Miller is eligible to participate in all medical, dental and prescription drug programs as an Ambac full-time employee through June 30, 2010, with a value of $51,057. The Renfield-Miller Agreement provided for Mr. Renfield-Miller to be paid a severance payment in the amount of $231,000 within ten days after the Retirement Date and his signing of a Waiver and General Release Agreement. This 2009 Severance Award was consideration for his execution of a Waiver and General Release Agreement. Additionally, Mr. Renfield-Miller agreed to restrictions concerning non-disclosure of proprietary information and non-solicitation of Ambac’s customers, any account of Ambac and Ambac’s employees. The Renfield-Miller Agreement also provided that all of Mr. Renfield-Miller’s stock options and RSUs vested on the retirement Date. The value of this equity that accelerated was $74,471. Ambac also will pay up to a total of $25,000 for legal expenses and outplacement services. Mr. Renfield-Miller was not eligible for a bonus for 2009.

Agreement with Robert Shoback

On December 30, 2009, Ambac entered into an agreement and general release (the “Shoback Agreement”) with Robert Shoback, a Senior Vice President of Ambac and Ambac Assurance Corporation relating to his termination of employment with Ambac. The Shoback Agreement provided for Mr. Shoback to resign on December 31, 2009 (the “Resignation Date”). Mr. Shoback received his regular salary and benefits through the Resignation Date. Mr. Shoback continued to report to Ambac’s CEO through the Resignation Date and provided support and consultation services as requested by the CEO. In addition, Mr. Shoback is eligible to participate in all medical, dental and prescription drug programs as an Ambac full-time employee through June 30, 2010, with a value of $18,659. The Shoback Agreement provided for Mr. Shoback to be paid a severance payment in the amount of $212,000 within ten days after the Retirement Date and his signing of a Waiver and General Release Agreement. This 2009 Severance Award was consideration for his execution of a Waiver and General Release Agreement. Additionally, Mr. Shoback agreed to restrictions concerning non-disclosure of proprietary information and non-solicitation of Ambac’s customers or any account of Ambac. Ambac also will pay up to a total of $25,000 for legal expenses and outplacement services. Mr. Shoback was not eligible for a bonus for 2009.

Agreement with Sean Leonard

On March 5, 2010, Ambac entered into an agreement and general release (the “Leonard Agreement”) with Sean Leonard, the former Senior Vice President and Chief Financial Officer of Ambac and Ambac Assurance Corporation relating to his termination of employment with Ambac. Under the Leonard Agreement, Mr. Leonard will be paid a severance payment in the amount of $650,000, as well as up to a total of $25,000 for legal expenses and outplacement services. Ambac will also provide coverage under Ambac’s medical plan at the employee rate for four months following his termination of employment and will reimburse Mr. Leonard for COBRA coverage for two months after that period, with a total value of $51,057. The severance payment was consideration for his execution of a Waiver and General Release Agreement. Additionally, Mr. Leonard agreed to restrictions concerning non-disclosure of proprietary information, non-competition with Ambac and non-solicitation of Ambac’s customers, any account of Ambac and Ambac’s employees. Mr. Leonard was not eligible for a bonus for 2009.

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#) (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)(#) (c)(3)
Equity Compensation Plans Approved by Security Holders	6,024,776	14.19	11,171,552
Equity Compensation Plans Not Approved by Security Holders (4)	0	0	0
Total	6,024,776	14.19	11,171,552
(1)	This amount includes 13,438 shares subject to stock options outstanding under the Directors Plan and 5,077,407 subject to stock options outstanding under the Equity Plan, plus 2,437,624 shares subject to restricted stock units under the Directors Plan and 132,602 shares subject to restricted stock units under the Equity Plan.

(2)	Weighted average exercise price of outstanding stock options; excludes restricted stock units.

(3)	This amount includes 109,571 shares available under the Directors Plan of which 27,131 shares are available for future awards of restricted stock and restricted stock units, and 11,061,981 shares available under the Equity Plan, of which 3,103,336 shares are available for future awards of stock, restricted stock units, performance units, or other awards consistent with the purposes of the plan as determined by the Compensation Committee.

(4)	All of Ambac’s equity compensation plans have been approved by security holders.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Eight Directors

General

The Board has nominated eight directors for election at the Annual Meeting. Each nominee is currently serving as a director. If you elect them, they will hold office until the next Annual Meeting or until their successors have been elected. Each nominee also serves as a director of Ambac Assurance.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting.

NOMINEES

Michael A. Callen Age 69 Director since 1991

Executive Chairman of Ambac and Ambac Assurance since January 2008. On October 21, 2008, Mr. Callen stepped down from his position as Interim President and Chief Executive Officer of Ambac and Ambac Assurance, but continues to act as Executive Chairman of Ambac and Ambac Assurance. On January 16, 2008, Mr. Callen was appointed Chairman and Interim President and Chief Executive Officer of Ambac and Ambac Assurance. He previously served as the President of Avalon Argus Associates, LLC, a financial consulting firm from April 1996 until January 2008. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Sector Executive for Citicorp from 1987 until January 1992.

Mr. Callen has extensive knowledge of the financial services businesses and markets acquired through his 25 plus years at Citicorp and Citibank, including serving as a director and Sector Executive of Citicorp.

Jill M. Considine Age 65 Director since 2000

Non Executive Chairman of Butterfield Fulcrum Group Ltd. since September 2008; Chair of Fulcrum Group Ltd. (predecessor company) since January 2008. Ms. Considine served as Senior Advisor to The Depository Trust & Clearing Corporation and its subsidiaries (securities depository and clearing house) from August 2007 to April 2008, having served as Chairman since 2006, and as both Chairman and Chief Executive Officer from January 1998 to August 2006. Prior to joining The Depository Trust Company, Ms. Considine served as the President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative

Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. Ms. Considine also serves as a director of the Atlantic Mutual Insurance Companies and The Interpublic Group of Companies, Inc. On January 30, 2008, Ms. Considine became the Chairman of the Board of Directors of Fulcrum Limited, a leading global administrator for the hedge fund and alternative asset management industry. In January 2008, Ms. Considine also began serving as trustee of the AIG Credit Facility Trust.

Ms. Considine has extensive knowledge of the debt markets, banking system and regulatory environment from her prior experience as Chief Executive Officer of the Depository Trust & Clearing Corporation and her service as the New York State Superintendent of Banks.

Paul DeRosa Age 69 Director since 2008

Principal, Mt. Lucas Management Corporation (hedge fund management) since 1998. From March 1988 to July 1995, Mr. DeRosa served as a co-founder of Eastbridge Capital Inc., a bond trading company and primary dealer in United Treasury bonds, where he acted as a Managing Director. He became the CEO in 1995 and served in that capacity until he left for Mt. Lucas in 1998. Prior to his service with Eastbridge, Mr. DeRosa worked for Citibank N.A., where he was responsible for developing Citibank’s business in financial derivatives and acted as the head of the bank’s proprietary bond trading in the early 1980’s. Mr. DeRosa has also served as a research economist at the Federal Reserve Bank of New York.

Mr. DeRosa has extensive knowledge of the derivatives and bond markets, in which he has had an active career over the past 40 years, including being the founder of a bond trading company and a hedge fund. He is invaluable to our Board’s discussions regarding management of our investment portfolio and insured bond portfolios.

Philip Duff Age 52 Director since 2007	CEO and General Partner of Duff Capital Advisors since January 2007. Prior to founding Duff Capital Advisors (formerly known as Robson Ventures), Mr. Duff was one of the founding partners of FrontPoint Partners LLC, an investment management firm, and served as its Chairman and CEO from November 2000 to December 2006. In December 2006, FrontPoint Partners was sold to Morgan Stanley. Prior to his starting FrontPoint Partners in 2000, Mr. Duff was the Chief Operating Officer and Senior Managing Director of Tiger Management from 1998 to 2000. Before joining Tiger, Mr. Duff spent much of his career at Morgan Stanley and served as the Chief Financial Officer of Morgan Stanley from 1994 to 1997. From 1997 to 1998, Mr. Duff served as President and CEO of VanKampen Investments, a mutual fund acquired by Morgan Stanley. Mr. Duff started his career at Morgan Stanley in 1984 in investment banking, where he became head of the Financial Institutions Group.

Mr. Duff has extensive knowledge of the financial markets, capital raising and accounting, acquired through his 25 plus years working in the financial services industry, including his experience as Chief Financial Officer of Morgan Stanley and CEO of FrontPoint Partners, an investment management firm. He is invaluable to the Board in its discussions of the Company’s capital and liquidity needs.

Thomas C. Theobald Age 72 Director since 2004

Senior Advisor for Chicago Growth Partners (Formerly William Blair Capital Partners) and former Chairman and Chief Executive Officer of Continental Bank Corp. Mr. Theobald joined William Blair Capital Partners in 1994 following his role as Chairman and CEO of Continental Bank, where he had served since 1987 until its sale to BankAmerica in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987. Mr. Theobald also serves as a director for Anixter International, Jones Lang LaSalle Incorporated and Ventas Inc.

Mr. Theobald’s experience as Chairman and CEO of Continental Bank, where he rebuilt a bankrupt company and sold it to Bank of America, along with his 45 plus years of experience in the financial services industry provides the Board with expertise in credit, risk management and capital markets areas.

Laura S. Unger Age 49 Director since 2002

Private Consultant and Former SEC Commissioner. Ms. Unger currently serves as a Special Advisor to Promontory Financial Group, Inc., advising clients on a range of securities, legal, regulatory and policy matters. She has also served as the Independent Consultant to JPMorgan for the global analyst conflict settlement since 2003. In July 2002, Ms. Unger joined CNBC and served as CNBC’s Regulatory Expert until July 2003. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the SEC. From November 1997 to February 2002, Ms. Unger served as a SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. and New York City. Ms. Unger also serves as a director of CA, Inc. (formerly Computer Associates) the IQ Fund Complex and CIT Group.

Ms. Unger’s experience as a Commissioner of the Securities and Exchange Commission, as well as her prior experience serving as counsel on Capitol Hill and a lawyer in the enforcement division of the SEC provides the Board with a unique perspective on addressing the legislative and regulatory issues facing Ambac and Ambac Assurance.

Henry D. G. Wallace Age 64 Director since 2004

Former Group Vice President and Chief Financial Officer of Ford Motor Company (auto manufacturing). Mr. Wallace was Group Vice President and Chief Financial Officer of Ford Motor Company from January 1999 until he retired in December 2001. In 1998, he served as

Vice President of Strategic Planning and CFO for Ford’s European Operations. From 1996-1997, he served as President and CEO of Mazda Motor Corporation. Mr. Wallace also serves as a director of Diebold, Inc., Lear Corporation and Hayes Lemmerz International, Inc.

Mr. Wallace’s experience as a Chief Financial Officer of Ford Motor Company, as well as President and Chief Executive Officer of Mazda Motor Corporation, provides the Board a global perspective along with capital markets and accounting expertise.

David W. Wallis Age 50 Director since 2008

President and Chief Executive Officer of Ambac and Ambac Assurance since October 2008. On October 21, 2008, Mr. Wallis was appointed President and Chief Executive Officer of Ambac and Ambac Assurance. From February 2008 until October 2008, Mr. Wallis served as the Chief Risk Officer of Ambac and Ambac Assurance and had executive responsibility for Credit Risk Management, Capital and Risk Analysis, Risk Transfer and Portfolio Risk Management. From July 2005 to January 2008, Mr. Wallis served as a Senior Managing Director and Head of Portfolio and Market Risk Management. In 2003, he transferred to Ambac’s New York headquarters as a Managing Director within the Credit Risk Management team. He joined Ambac’s London Office in 1996 as a First Vice President where he helped develop and lead the European Structured Finance and Securitization business, becoming a Managing Director in 1999. Prior to joining Ambac in 1996, he was an investment banker at NatWest in the Debt Structuring Group.

Mr. Wallis’s day to day leadership as Chief Executive Officer of Ambac and Ambac Assurance, as well as his 14 years at Ambac and Ambac Assurance, serving in various capacities, provides him with intimate knowledge of our operations and the issues facing Ambac and Ambac Assurance.

The Board recommends that you vote “FOR” the election of all eight nominees for director.

Proposal 2: Approve an Amendment to Ambac’s Charter to Effect a Reverse Stock Split

We are asking you to approve an amendment to Ambac’s Charter to Effect a Reverse Stock Split

Our Board of Directors has approved, and is hereby soliciting stockholder approval of, an amendment to our Charter to effect a reverse stock split at a ratio of not less than one-for-ten and not more than one-for-fifty. A copy of the amendment is attached as Appendix B hereto (the “Reverse Stock Split”).

A vote FOR this Proposal 2 will constitute approval of the Reverse Stock Split and (i) will provide for the combination of any whole number of shares of common stock between and including ten and fifty shares into one share of common stock and (ii) will grant our Board of Directors the authority to select which of the approved exchange ratios within that range will be implemented. If stockholders approve this proposal, our Board of Directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select one of the approved Reverse Stock Split ratios and effect the approved reverse stock split by filing the Reverse Stock Split with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split. If the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2010, the Board of Directors will have no authority to effectuate the Reverse Stock Split. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

Our Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split. If the stockholders approve this Proposal 2, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board of Directors that the Reverse Stock Split is in Ambac’s and the stockholders’ best interests at that time. In connection with any determination to effect the Reverse Stock Split, the Board of Directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the Board of Directors with the intention to create the greatest marketability for our common stock, based upon prevailing market conditions at that time.

Our Board of Directors reserves the right to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of Ambac and its stockholders.

Background and Reasons for the Reverse Stock Split

Our common stock currently trades on the NYSE under the symbol “ABK.” The continued listing requirements of the NYSE applicable to us require, among other things, that the average closing price of our common stock be above $1.00 over 30 consecutive trading days. While our common stock currently trades above $1.00, it has traded below $1.00 and may trade, absent the reverse stock split, below $1.00 again in the future. On December 8, 2009, we received a notice from the NYSE that we had fallen below the continued listing standard relating to the price of our common stock for a 30 day consecutive period. On December 10, 2009, we informed the NYSE that we intend to cure such deficiency and bring our ordinary share price back to a level that exceeds $1.00 per share, within approximately six months. If at the end of such cure period we are unable to satisfy the NYSE criteria for continued listing, our common stock will be subject to delisting.

The purpose of the Reverse Stock Split is to increase the per share trading value of our common stock. Our Board of Directors intends to effect the proposed Reverse Stock Split only if the implementation of a reverse stock split is determined by the Board of Directors to be in the best interests of Ambac and its stockholders. Our Board of Directors may exercise its discretion not to implement the Reverse Stock Split.

Impact of the Reverse Stock Split, if Implemented

If approved and effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our common stock. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in Ambac, except for any changes as a result of the treatment of fractional shares. As described below, holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrently stockholders who would otherwise receive less than one share of common stock after the Reverse Stock Split.

The principal effects of the Reverse Stock Split will be that:

•

depending on the ratio for the Reverse Stock Split selected by our Board of Directors, each ten or fifty shares of common stock owned by a stockholder, or any whole number of shares of common stock between ten and fifty as determined by the Board of Directors, will be combined into one new share of common stock;

•

the number of shares of common stock issued and outstanding will be reduced from approximately 288,380,178 shares to a range of approximately 29,869,389 shares to 5,973,878 shares, depending upon the Reverse Stock Split ratio selected by the Board of Directors;

•

based upon the Reverse Stock Split ratio selected by our Board of Directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, restricted stock awards, restricted stock units, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the Reverse Stock Split; and

•

the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the Reverse Stock Split ratio selected by our Board of Directors.

The table below illustrates the effect, as of April 1, 2010, of a Reverse Stock Split at certain ratios on (i) the shares of common stock outstanding and reserved for issuance and (ii) the resulting number of shares of common stock available for issuance:

	Shares of Common Stock Outstanding plus Shares of Common Stock Reserved for Issuance	Total Authorized Shares of Common Stock	Shares of Common Stock Available for Issuance (% of total authorized)
Ten-for-one stock split is approved	29,869,389	650,000,000	95.40%
Twenty-five-for-one stock split is approved	11,947,755	650,000,000	98.16%
Fifty-for-one stock split is approved	5,973,878	650,000,000	99.08%

Ambac currently has no plans for its authorized unissued shares.

Certain Risks Associated with the Reverse Stock Split

•

If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the Reverse Stock Split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

•

There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

•

Because the number of issued and outstanding shares of common stock would decrease as result of the Reverse Stock Split, the number of authorized but unissued shares of common stock would increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

•

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of Ambac with another company.

•

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

•	Some investors may interpret the Reverse Stock Split as a signal that Ambac lacks confidence in its ability to increase its stock price naturally.

•	There can be no assurances that the NYSE will not pursue a delisting of Ambac’s stock on grounds other than the minimum share price requirement.

Our Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the Reverse Stock Split is determined by the Board of Directors to be in the best interests of Ambac and its stockholders.

Effective Time

The proposed Reverse Stock Split would become effective as of 11:59 p.m., Eastern Time (the “Effective Time”), on the date of filing the Reverse Stock Split with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors.

After the Effective Time, our common stock will have new CUSIP numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our common stock will continue to be listed on the NYSE under the symbol “ABK.”

Board Discretion to Implement the Reverse Stock Split

If the Reverse Stock Split is approved by our stockholders, it will be effected, if at all, only upon a determination by our Board of Directors that the Reverse Stock Split (at a ratio determined by the Board of Directors as described above) is in the best interests of Ambac and the stockholders. The Board of Director’s determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our Board of Directors determines to effect the Reverse Stock Split, the Board of Directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the Reverse Stock Split. Instead, our transfer agent for the registered stockholders, The Bank of New York Mellon, will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the Reverse Stock Split, a stockholder will have no further interest in Ambac with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Holders of Record of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Time. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time of the Reverse Stock Split and the date payment is received.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate(s) will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The Reverse Stock Split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SUCH STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH STOCKHOLDERS UNDER U.S. FEDERAL, STATE OR LOCAL TAX LAWS; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE SOLICITATION BY THE COMPANY OF THE APPROVAL OF THE COMPANY’S STOCKHOLDERS OF THE REVERSE STOCK SPLIT; AND (C) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect that may alter the tax consequences described below and could adversely affect stockholders). This discussion is limited to U.S. holders (as defined below) that hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	mutual funds;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of our outstanding stock;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	U.S. holders who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation;

•	expatriates; and

•	stockholders who are subject to alternative minimum tax.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the Reverse Stock Split to them.

This discussion does not address the tax consequences of the Reverse Stock Split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of our common stock are urged to consult with their own tax advisors as to the tax consequences of the Reverse Stock Split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the Reverse Stock Split.

Exchange of Our Common Stock Solely for Cash

A holder of our common stock who receives only cash in the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the cash received and the holder’s adjusted tax basis in our common stock. This gain or loss generally should be long-term or short-term capital gain or loss, depending upon whether the holder of our common stock held the shares for more than one year at the effective time of the Reverse Stock Split. It is anticipated that most stockholders who receive solely cash in the Reverse Stock Split generally should qualify for capital gain or loss treatment if the Reverse Stock Split results in the stockholder satisfying the “complete termination” ownership requirements of Section 302 of the Code. However, if direct or constructive ownership of shares by a stockholder prevents compliance with the “complete termination” requirements, such stockholder may nonetheless qualify for capital gain or loss treatment by satisfying either the “substantially disproportionate” or the “not essentially equivalent to a dividend” requirements of Section 302 of the Code described below. Stockholders should consult their tax advisors regarding the character of any gain recognized in the Reverse Stock Split and the application of the requirements of Section 302 of the Code to their receipt of cash in the Reverse Stock Split.

Cash received in lieu of fractional shares

A U.S. holder that receives cash in lieu of a fractional share of common stock in the Reverse Stock Split generally should be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally should recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-Reverse Stock Split common stock allocable to such fractional interest. Such gain or loss generally should constitute a capital gain or loss and should be a long-term capital gain or loss if the U.S. holder’s holding period in our common stock exchanged therefor was greater than one year as of the date of the exchange.

Possible Dividend Treatment of Cash Received

Generally, the gain recognized in the deemed redemption described above should be treated as a capital gain if the deemed redemption (1) “completely terminates” the stockholder’s interest in our stock, (2) is “substantially disproportionate” with respect to the holder, or (3) is “not essentially equivalent to a dividend.” In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

In general, the receipt of cash in the Reverse Stock Split will result in a “complete termination” of the stockholder’s interest as long as the stockholder does not actually or constructively own any of our stock immediately after the Reverse Stock Split. The receipt of cash in the Reverse Stock Split will in general be “substantially disproportionate” with respect to the stockholder if the percentage of shares of common stock owned by the stockholder immediately after the Reverse Stock Split is less than 80% of the percentage of shares directly and constructively owned by the stockholder immediately before the Reverse Stock Split (giving effect to the difference in number of outstanding shares due to the Reverse Stock Split), and the stockholder does not own directly and constructively 50% or more of our outstanding common stock after the Reverse Stock Split. The receipt of cash in the Reverse Stock Split should, in general, be “not essentially equivalent to a dividend” if the Reverse Stock Split results in a “meaningful reduction” in the stockholder’s proportionate interest in our stock. Gain recognized by certain minority stockholders (e.g., stockholders who would own less than 1% of our common stock who exercise no control over our corporate affairs generally should be characterized as capital gain under the “not essentially equivalent to a dividend” test described above. Stockholders (including stockholders who may not meet the test described in the preceding sentence) should consult their tax advisors regarding the character of any gain recognized in the Reverse Stock Split.

BECAUSE OF THE HIGHLY COMPLEX AND FACT-SPECIFIC NATURE OF THESE RULES, EACH HOLDER OF OUR COMMON STOCK WHO RECEIVES CASH IN THE REVERSE STOCK SPLIT (INCLUDING CASH IN LIEU OF FRACTIONAL SHARES) IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR AS TO THE APPLICATION OF THE ABOVE RULES TO THE PARTICULAR FACTS RELEVANT TO SUCH HOLDER, INCLUDING THE AMOUNT, IF ANY, OF SUCH HOLDER’S CONSTRUCTIVE STOCK OWNERSHIP.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the common stock received in the Reverse Stock Split should equal such stockholder’s aggregate tax basis in our common stock surrendered in the Reverse Stock Split, reduced by any amount allocable to a fractional share of post-Reverse Stock Split common stock for which cash is received. The holding period for the shares of our common stock received in the Reverse Stock Split generally should include the holding period for the shares of our common stock exchanged therefor.

Backup Withholding

Backup withholding may apply with respect to the cash consideration received by a holder of our common stock in the Reverse Stock Split unless the holder provides proof of an applicable exception or furnishes its taxpayer identification number on IRS Form W-9 (or applicable substitute) and otherwise complies with applicable requirements of the backup withholding rules. A holder of our common stock who does not provide us (or the exchange agent) with its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder furnishes certain required information to the IRS.

THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE ALL OF OUR STOCKHOLDERS (INCLUDING STOCKHOLDERS RECEIVING CASH IN LIEU OF FRACTIONAL SHARES TO CONSULT WITH THEIR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS.

Vote Required

Approval of the Amendment to Ambac’s Charter to Effect a Reverse Stock Split requires the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting.

Our Board of Directors believes that the Amendment to Ambac’s Charter to Effect a Reverse Stock Split is in the best interests of Ambac and its stockholders, and, therefore, unanimously recommends a vote “FOR” the approval of the Amendment to Ambac’s Charter to Effect a Reverse Stock Split.

The Board recommends that you vote “FOR” the approval of an amendment to Ambac’s Charter to Effect a Reverse Stock Split.

Proposal 3: Approve the Tax Benefit Preservation Plan

We are asking you to approve the Tax Benefit Preservation Plan

Our Board of Directors has approved, and is hereby soliciting stockholder approval of, a tax benefit preservation plan, which plan was entered into on February 2, 2010, between Ambac and Mellon Investor Services, LLC, as rights agent (the “Tax Benefit Preservation Plan”). The Tax Benefit Preservation Plan seeks to protect Ambac’s valuable federal net operating losses (“NOLs”) under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). A copy of the Tax Benefit Preservation Plan is filed as Exhibit 4.1 to Ambac’s Current Report on Form 8-K filed on February 3, 2010 with the Securities and Exchange Commission.

A vote FOR this Item 3 will constitute approval of the Tax Benefit Preservation Plan and provide for the continuation of such plan in accordance with its terms. Under the Tax Benefit Preservation Plan, each share of our common stock will carry with it one preferred share purchase right (a “Right”), which will effectively impose a significant penalty on any person or group that acquires after February 2, 2010, 4.9% or more of our outstanding common stock, without the approval of our Board. The Rights that exist under the Tax Benefit Preservation Plan will expire on the earlier of (i) February 2, 2011 if approval of the Tax Benefit Preservation Plan is not approved by a majority of Ambac’s stockholders or February 2, 2013 if the Tax Benefit Preservation Plan is approved by a majority of Ambac’s stockholders, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board determines that this Plan is no longer necessary for the preservation of tax benefits, or (v) a determination by the Board, prior to the time any person or group becomes an Acquiring Person (as described below), that the Plan and the Rights are no longer in the best interests of Ambac and its stockholders.

Background and Reasons for the Tax Benefit Preservation Plan

The benefit of our NOLs would be significantly reduced if we were to experience an “ownership change” as defined in Section 382. As of December 31, 2009, Ambac had NOLs amounting to approximately $5.1 billion. Ambac can utilize these tax attributes in certain circumstances to offset future U.S. taxable income and reduce its U.S. federal income tax liability, which may arise even in periods when Ambac incurs an accounting loss for reporting purposes. However, Ambac’s ability to use the NOLs could be substantially limited if there were an “ownership change” as defined under Section 382 of the Code. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of NOLs that can ultimately be used to reduce Ambac’s income tax liability. However, we believe the NOLs are a valuable asset and that it is in Ambac’s best interests to prevent the imposition of limitations on their use through the Tax Benefit Preservation Plan.

The Tax Benefit Preservation Plan, as it may be amended and restated, is not designed to protect stockholders against the possibility of a hostile takeover, but was adopted in an effort to protect stockholder value by preserving Ambac’s ability to use its NOLs.

Section 382 Ownership Calculations

Calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities. Based upon the information available to us, along with our evaluation of various scenarios, we believe that we have not experienced an “ownership change.” However, if no action is taken, it is possible that we could undergo a Section 382 “ownership change.”

In general, an “ownership change” would occur if certain ownership changes related to Ambac’s stock held by 5% or greater shareholders exceeded 50%, measured over a rolling, up to three year period, beginning with the last ownership change. These provisions can be triggered not only by new issuances and merger and acquisition activity, but by normal market trading, as well. The Tax Benefit Preservation Plan is designed to deter trading that would lead to the loss of Ambac’s valuable NOLs and the resulting reduction in stockholder value.

For example, if a single investor acquired 50.1 % of our shares in a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom previously owned our shares, each acquired slightly over 5.0% of our shares within a three-year period (so that such persons owned, in the aggregate, more than 50%), an “ownership change” would occur.

Terms of the Rights

The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership (the “Distribution Date”), of 4.9% or more of our outstanding common stock (or if already the beneficial owner of at least 4.9% of our outstanding common stock, by acquiring additional shares of our common stock representing one percent (1.0%) or more of the shares of common stock then outstanding), unless exempted by our Board of Directors.

Each Right will allow its holder to purchase from our Company one one-thousandth of a share of Series B Junior Participating Preferred Stock (“Preferred Share”) for $5.00, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for payment of the Exercise Price, purchase shares of our common stock with a market value of twice the Exercise Price, based on the market price of our common stock as of the acquisition that resulted in such person or group becoming an Acquiring Person. After a person or group becomes an Acquiring Person, our Board of Directors may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Our Board may redeem the Rights for $0.001 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock. The terms of the Plan may be amended by our Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person and does not become an exempt person prior to the Distribution Date, our Board may not amend the Tax Benefit Preservation Plan in a way that adversely affects holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

The Tax Benefit Preservation Plan is intended to act as a deterrent to any person acquiring 4.9% or more of the outstanding shares of our common stock without the approval of our Board. This would mitigate the threat that share ownership changes present to Ambac’s NOL asset because changes in ownership by a person owning less than 4.9% of the common stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code. Pursuant to the Tax Benefit Preservation Plan,

our Board will consider requests to exempt certain proposed acquisitions of common stock from the applicable ownership trigger if it determines, among other things, that the requested acquisition will not limit or impair the availability of the NOLs to Ambac.

The Tax Benefit Preservation Plan is not part of a plan by Ambac to adopt a series of anti-takeover measures, and we do not presently intend to propose or adopt any other anti-takeover measures. We are presently not aware of any potential takeover transaction.

Vote Required

Approval of the Tax Benefit Preservation Plan requires the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting.

Our Board of Directors believes that the Tax Benefit Preservation Plan is in the best interests of Ambac and its stockholders, and, therefore, unanimously recommends a vote “FOR” the approval of the Tax Benefit Preservation Plan.

The Board recommends that you vote “FOR” the approval of the Tax Benefit Preservation Plan.

Proposal 4: Ratify Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2010

We are asking you to ratify the Audit and Risk Assessment Committee of the Board of Directors’ selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2010. KPMG LLP has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991.

Representatives of KPMG LLP will attend the Annual Meeting to answer your questions. They also will have the opportunity to make a statement if they desire to do so. The work performed by KPMG LLP during 2009 and the related fees are set forth below.

Audit and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for fiscal years 2009 and 2008 presented below were approved by Ambac’s Audit and Risk Assessment Committee. All such services were pre-approved by the Committee in accordance with the pre-approval policy.

Audit Related Expenses	2009	2008
Audit Fees (1)	$2,654,000	$3,299,200
Audit Related Fees (2)	349,185	41,500
Tax Fees (3)	491,081	156,200
All Other Fees	0	0
Total	$3,494,266	$3,496,900

(1)    Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and comfort letters and accounting advice on completed transactions.

(2)    Audit related fees consisted principally of audits of employee benefit plans and certain accounting consultations.

(3)    Tax fees consist principally of tax compliance services and tax advice to Ambac and its UK insurance subsidiaries.

Policy on Audit and Risk Assessment Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit and Risk Assessment Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit and Risk Assessment Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit and Risk Assessment Committee for approval.

1. Audit services include audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work that generally only the independent auditor can reasonably be expected to provide, including consents, comfort letters, statutory audits, and attest services.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards.

3. Tax services include all services performed by the independent auditor for tax compliance and tax advice.

4. Other Fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent auditor.

Prior to engagement, the Audit and Risk Assessment Committee pre-approves these services by category of service. The fees are budgeted and the Audit and Risk Assessment Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, any audit services provided by the independent auditor will be pre-approved by the Audit and Risk Assessment Committee or, between meetings of the Audit and Risk Assessment Committee, by its Chairman pursuant to authority delegated by the Audit and Risk Assessment Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit and Risk Assessment Committee, and he has undertaken to confer with the Audit and Risk Assessment Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent auditor in excess of $100,000.

The Board recommends that you vote “FOR” the ratification of the selection of KPMG LLP,

an independent registered public accounting firm, as independent auditors for 2010.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee has established criteria for director candidates, which is discussed in more detail above on page 14.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

•	You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the Annual Meeting.

•	If we give you less than 70 days notice of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required in our By-laws.

Please note that these By-laws requirements relate only to matters you wish to bring before your fellow stockholders at an Annual Meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you wish to submit proposals to be included in our 2011 proxy statement, we must receive them on or before Tuesday, November 30, 2010. Please address your proposals to: Anne Gill Kelly, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

By order of the Board of Directors,

Anne Gill Kelly Managing Director, Corporate Secretary and Assistant General Counsel

April 30, 2010

Appendix A

Policy Regarding Determination of Independence

The Board of Directors of Ambac Financial Group, Inc. (together with its consolidated subsidiaries, “Ambac”), will determine which of its members are independent for purposes of the NYSE rules on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement issued in connection with the annual meeting of shareholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. In addition, the Board will reconsider a director’s status if his or her employment changes. The Board may determine a director to be independent only if the Board affirmatively determines that the director has no material relationship with Ambac (either directly or as a director, partner, shareholder and/or officer of an organization that has a relationship with Ambac).

The Board, pursuant to the recommendation of the Governance Committee, has established the following standards to assist it in determining independence. However, if a director has a relationship that violates any standard in Paragraphs A or C, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. In the context of the other standards, the fact that a particular relationship or transaction either is not addressed or exceeds the thresholds shall not create a presumption that the director is or is not independent. In that case, the Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not addressed or that exceed the thresholds are, in the Board’s judgment, material, and therefore whether the affected director is independent.

Employment/Other Compensation

A.	In no event will a director be considered independent IF within the preceding three (3) years:

Employment by Ambac

1.	the director was employed by Ambac or has an immediate family member (as defined below) who is or has been employed by Ambac as an executive officer (as defined below); or

Direct Compensation from Ambac

2.	the director, or an immediate family member of the director, received more than one hundred thousand dollars ($100,000) per year in direct compensation from Ambac (not including directors’ fees and pension or other forms of deferred compensation for prior service with Ambac); or

Employment by Ambac’s Independent Auditor

3.	the director was affiliated with or employed by Ambac’s independent auditor or an immediate family member was affiliated with or employed by Ambac’s independent auditor as a partner, principal, manager, or in any other professional capacity; or

Compensation Committee Interlock

4.	the director or an immediate family member was employed as an executive officer by a company where an executive officer of Ambac was on the Compensation Committee of that company’s board of directors.

Directors’ Fees

B.	The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from Ambac shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

Transactions and Other Business Relationships

Payments for Property or Services by a Director-Affiliated Entity

C.	A director will NOT be considered independent if such director is a current employee of, or has an immediate family member who is an executive officer of another company or tax-exempt organization that has made payments to, or received payments from, Ambac for property or services in an amount which, in any of the last three fiscal years of the other company, has exceeded the greater of one million dollars ($1,000,000) or two percent (2%) of such other company’s consolidated gross revenues.

D.	The following commercial relationships will NOT be considered to be material relationships that would impair a director’s independence:

Indebtedness

1.	a director or an immediate family member of a director of Ambac is an executive officer of another company or tax-exempt organization which is indebted to Ambac, or to which Ambac is indebted, and the total amount of either organization’s indebtedness to the other is less than the greater of one million dollars ($1,000,000) or one percent (1%) of the total consolidated assets of the organization for which he or she serves as an executive officer; or

Ordinary Course of Business Transactions

2.	a director or an immediate family member of a director is an executive officer of a company or other organization that has a business relationship with Ambac including, but not limited to underwriting financial guarantee insurance, trading in securities or derivatives and co-investment in financial transactions and the relationship is made or extended on terms and under circumstances that are substantially similar to those prevailing at the time with unrelated third parties; provided however, that Ambac’s gross fee revenues from such transactions (together with other payments for property or services in the applicable fiscal year, if any), do not exceed the threshold set forth in Paragraph C above.

Director Interests in Parties Transacting with Ambac

E.	A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Ambac shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

Directors of Companies Transacting with Ambac

F.	A relationship arising solely from a director’s position as a director or advisory director of another company or tax-exempt organization that engages in a transaction with Ambac shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Contributions to Tax-Exempt Organizations

G.	It will not be considered a material relationship that would impair a director’s independence if a director of Ambac, or a director’s spouse, serves as an executive officer of a tax-exempt organization, and Ambac’s discretionary charitable contributions to the organization, in the aggregate, are less than five percent (5%) or two hundred thousand dollars ($200,000), whichever is greater, of that organization’s latest, publicly available, gross revenues.

Extension of Credit

H.	Ambac will not make any personal loans or extensions of credit to directors or executive officers.

Other

I.	Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $120,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Disclosure of Material Circumstances

J.	To help maintain the independence of the Board, all directors are required to deal at arms length with Ambac and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

Definitions:

K.	For purposes of this policy:

1.	“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), and any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making function, or any other person who performs similar policy-making functions for the entity. In the case of any entity whose executive officers are subject to Section 16 of the Securities Exchange Act of 1934, those individuals (and only those individuals) whom the entity identifies as its executive officers for purposes of Section 16 shall be considered executive officers of the entity for purposes of these independence standards.

2.	“Immediate family members” of a director mean the director’s spouse, parents, children, step-parents, step-children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the directors’ home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

Appendix B

Form of Certificate of Amendment

to the

Amended and Restated Certificate of Incorporation

of

Ambac Financial Group, Inc.

Ambac Financial Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies to the Secretary of State of the State of Delaware as follows:

1. The name of the Corporation is Ambac Financial Group. Inc. and its Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 11, 1997.

2. Section 4.1 of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

Section 4.1. Authorized Capital. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 654,000,000, consisting or 650,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 4,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Upon the effectiveness of this certificate of amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), the shares of common stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) are reclassified into a smaller number of shares such that each ten to fifty (10 to 50) shares of issued common stock immediately prior to the Effective Time are reclassified as and combined into one share of common stock (the “New Common Stock”), the exact ratio within the ten to fifty (10 to 50) range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to The Bank of New York Mellon, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.

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3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ambac Financial Group, Inc. has caused this Certificate to be duly executed on this     th day of                     , 2010 in its corporate name and on its behalf by the                      and attested by its                     , pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

[Name]
[Title]

Attest:
[Name]
[Title]

Dated:                     , 2010

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ONE STATE STREET PLAZA, NEW YORK, NY 10004

AMBAC FINANCIAL GROUP, INC. ANNE GILL KELLY ONE STATE STREET PLAZA NEW YORK, NY 10004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Ambac Financial Group, Inc, in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees

01	Michael A. Callen 02 Jill M. Considine 03 Paul R. DeRosa 04 Philip N. Duff 05 Thomas C. Theobald
06	Laura S. Unger 07 Henry D. G. Wallace 08 David W. Wallis

The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain

2.	Approve an Amendment to Ambac’s Charter to Effect a Reverse Stock Split.					☐	☐	☐

3.	Approve the Tax Benefit Preservation Plan.					☐	☐	☐

4.	Ratify Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2010.					☐	☐	☐

NOTE: Consider any other business that is properly presented at the Annual Meeting.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000064983_1    R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

June 14th, 2010

The undersigned hereby appoints Kevin J. Doyle and Anne Gill Kelly, and each of them, proxies, with power of substitution to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Monday, June 14, 2010 at 1:00PM local time, at Ambac’s executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Ambac Financial Group, Inc. Savings Incentive Plan. When properly executed, this proxy will be voted as directed by the stockholders, if no direction is given, this proxy will be voted in accordance with the guidelines further explained in the proxy statement.

Continued and to be signed on reverse side

0000064983_2    R2.09.05.010